Exhibit 10.2

BACKSTOP COMMITMENT AGREEMENT

AMONG

LINN ENERGY, LLC

AND

THE COMMITMENT PARTIES PARTY HERETO

Dated as of October 25, 2016

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TABLE OF CONTENTS (cont’d)

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TABLE OF CONTENTS (cont’d)

SCHEDULES

Schedule 1A	Unsecured Backstop Commitment Schedule
Schedule 1B	Secured Backstop Commitment Schedule

EXHIBITS

Exhibit A	Form of Rights Offering Procedures
Exhibit B-1	Members of the Steering Committee of the Ad Hoc Group of Unsecured Noteholders
Exhibit B-2	Members of the Steering Committee of the Ad Hoc Group of Secured Noteholders
Exhibit C	Form of Transfer Notice
Exhibit D	Form of Joinder Agreement
Exhibit E	Form of Restructuring Support Agreement Transfer Agreement

iii

BACKSTOP COMMITMENT AGREEMENT

THIS BACKSTOP COMMITMENT AGREEMENT (this “Agreement”), dated as of October 25, 2016, is made by and among Linn Energy, LLC, a Delaware limited liability company and the ultimate parent of each of the other Debtors (as the debtor in possession and a reorganized debtor, as applicable, the “Company”), on behalf of itself and each of the other Debtors (as defined below), on the one hand, and each Commitment Party (as defined below), on the other hand. The Company and each Commitment Party is referred to herein, individually, as a “Party” and, collectively, as the “Parties”. Capitalized terms that are used but not otherwise defined in this Agreement shall have the meanings given to them in Section 1.1 hereof or, if not defined therein, shall have the meanings given to them in the Plan.

RECITALS

WHEREAS, the Company, the Commitment Parties and the Consenting Creditors (as defined in the Restructuring Support Agreement) have entered into a Restructuring Support Agreement, dated as of October 7, 2016 (including the terms and conditions set forth in the Restructuring Term Sheet attached as Exhibit A to the Restructuring Support Agreement (the “Restructuring Term Sheet” and collectively, including all the exhibits thereto, as may be amended, supplemented or otherwise modified from time to time, the “Restructuring Support Agreement”)), which (a) provides for the restructuring of the Debtors’ capital structure and financial obligations pursuant to a plan of reorganization to be filed in jointly administered cases (the “Chapter 11 Cases”) under Title 11 of the United States Code, 11 U.S.C. §§ 101-1532 (as it may be amended from time to time, the “Bankruptcy Code”), in the United States Bankruptcy Court for Southern District of Texas (the “Bankruptcy Court”), implementing the terms and conditions of the Restructuring Transactions and (b) requires that the Plan be consistent with the Restructuring Support Agreement.

WHEREAS, pursuant to the Plan and this Agreement, and in accordance with the Rights Offering Procedures, the Company, on behalf of the Reorganized Company, will conduct (a) a rights offering for the Unsecured Rights Offering Shares (excluding the Common Shares to be issued pursuant to the Unsecured Equity Component) at an aggregate purchase price equal to the Unsecured Rights Offering Amount and a per-share purchase price equal to the Per Share Purchase Price and (b) a rights offering for the Secured Rights Offering Shares (excluding the Common Shares to be issued pursuant to the Secured Equity Component) at an aggregate purchase price equal to the Secured Rights Offering Amount and a per-share purchase price equal to the Per Share Purchase Price, and, on the Effective Date and following its formation, the Reorganized Company (which shall be formed by a nominee of the Initial Commitment Parties prior to the Effective Date) shall assume and perform any remaining obligations with respect to the Rights Offerings and issue the Rights Offering Shares.

WHEREAS, subject to the terms and conditions contained in this Agreement and in accordance with the Backstop Commitment Letter, dated as of October 7, 2016, by and among the Debtors and certain Noteholders (as defined herein) party thereto, including the terms and conditions set forth in the Backstop Term Sheet attached to the Backstop Commitment Letter (the “Backstop Term Sheet” and collectively, including all the exhibits thereto, as may be amended, supplemented or otherwise modified from time to time, the “Backstop Commitment

Letter”), (a) each Unsecured Commitment Party has agreed to purchase (on a several and not joint basis) its Unsecured Backstop Commitment Percentage of the Unsecured Unsubscribed Shares, if any, and (b) each Secured Commitment Party has agreed to purchase (on a several and not joint basis) its Secured Backstop Commitment Percentage of the Secured Unsubscribed Shares, if any.

NOW, THEREFORE, in consideration of the mutual promises, agreements, representations, warranties and covenants contained herein, the Company (on behalf of itself and each other Debtor) and each of the Commitment Parties hereby agrees as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. Except as otherwise expressly provided in this Agreement, whenever used in this Agreement (including any Exhibits and Schedules hereto), the following terms shall have the respective meanings specified therefor below or in the Plan, as applicable:

“Ad Hoc Groups” means the Ad Hoc Group of Unsecured Noteholders and the Ad Hoc Group of Secured Noteholders.

“Ad Hoc Group of Secured Noteholders” means that certain ad hoc group of holders of Secured Notes represented by O’Melveny and Intrepid Financial Partners, or any of its members or their affiliates.

“Ad Hoc Group of Unsecured Noteholders” means that certain ad hoc group of holders of Unsecured Notes represented by Milbank and PJT Partners, or any of its members or their affiliates.

“Additional Commitment Party” means a Person that executed a joinder agreement to the Backstop Commitment Letter in accordance with the terms thereof or becomes a Commitment Party pursuant to Section 2.6(c) of this Agreement.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, Controls or is Controlled by or is under common Control with such Person, and shall include the meaning of “affiliate” set forth in section 101(2) of the Bankruptcy Code. “Affiliated” has a correlative meaning.

“Affiliated Fund” means any investment fund the primary investment advisor to which is a Commitment Party or an Affiliate thereof.

“Aggregate Backstop Commitment Percentage” has the meaning set forth in Section 2.6(c).

“Aggregate Common Shares” means the total number of Common Shares outstanding as of the Effective Date after giving effect to the Plan (but excluding all Common Shares issued or issuable under the EIP).

“Agreement” has the meaning set forth in the Preamble.

“Alternative Transaction” means any dissolution, winding up, liquidation, reorganization, assignment for the benefit of creditors, merger, transaction, consolidation, business combination, joint venture, partnership, sale of assets, financing (debt or equity), or restructuring of any of the Debtors, other than the Restructuring Transactions.

“Antitrust Authorities” means the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice, the attorneys general of the several states of the United States and any other Governmental Entity, whether domestic or foreign, having jurisdiction pursuant to the Antitrust Laws, and “Antitrust Authority” means any of them.

“Antitrust Laws” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, and any other Law, whether domestic or foreign, governing agreements in restraint of trade, monopolization, pre-merger notification, the lessening of competition through merger or acquisition or anti-competitive conduct, and any foreign investment Laws.

“Applicable Consent” has the meaning set forth in Section 4.6.

“Available Shares” means all of the Unsecured Available Shares and the Secured Available Shares.

“Backstop Agreement Motion” means the motion to be filed by the Debtors seeking approval of the BCA Approval Order.

“Backstop Commitment” means the Secured Backstop Commitment and/or the Unsecured Backstop Commitment, as applicable.

“Backstop Commitment Letter” has the meaning set forth in the Recitals.

“Backstop Commitment Percentage” means the Secured Backstop Commitment Percentage and/or the Unsecured Backstop Commitment Percentage, as applicable.

“Backstop Commitment Schedules” means Schedule 1A and Schedule 1B to this Agreement, as each may be amended, supplemented or otherwise modified from time to time in accordance with this Agreement.

“Backstop Term Sheet” has the meaning set forth in the Recitals.

“Bankruptcy Code” has the meaning set forth in the Recitals.

“Bankruptcy Court” has the meaning set forth in the Recitals.

“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, 28 U.S.C. § 2075, as applicable to the Chapter 11 Cases and the general, local, and chambers rules of the Bankruptcy Court.

“BCA Approval Obligations” means the obligations of the Company and the other Debtors under this Agreement and the BCA Approval Order.

“BCA Approval Order” means an Order of the Bankruptcy Court that that is not stayed under Bankruptcy Rule 6004(h) or otherwise (a) authorizes the Company (on behalf of itself and the other Debtors) to execute and deliver this Agreement, including all exhibits and other attachments hereto, pursuant to section 365 of the Bankruptcy Code and (b) provides that the Commitment Premium, Expense Reimbursement and the indemnification provisions contained herein shall constitute allowed administrative expenses of the Debtors’ estates under sections 503(b) and 507 of the Bankruptcy Code and shall be payable by the Debtors as provided in this Agreement without further Order of the Bankruptcy Court.

“Berry Entities” means collectively Linn Acquisition Company, LLC and Berry Petroleum Company, LLC and their direct and indirect Subsidiaries.

“Business Day” means any day, other than a Saturday, Sunday or legal holiday, as defined in Bankruptcy Rule 9006(a).

“Bylaws” means the bylaws of the Reorganized Company, which shall become effective as of Effective Date, and which shall be consistent with the terms set forth in the Restructuring Support Agreement and the Plan, and otherwise be in form and substance reasonably satisfactory to the Requisite Commitment Parties and the Company.

“Certificate of Incorporation” means the certificate of incorporation of the Reorganized Company as in effect on the Effective Date, which shall be consistent with the terms set forth in the Restructuring Support Agreement and the Plan, and otherwise be in form and substance reasonably satisfactory to the Requisite Commitment Parties and the Company.

“Chapter 11 Cases” has the meaning set forth in the Recitals.

“Claim” has the meaning set forth in section 101(5) of the Bankruptcy Code.

“Closing” has the meaning set forth in Section 2.5(a).

“Closing Date” has the meaning set forth in Section 2.5(a).

“Code” means the Internal Revenue Code of 1986.

“Commitment Party” means an Initial Commitment Party or an Additional Commitment Party.

“Commitment Party Default” means an Unsecured Commitment Party Default or a Secured Commitment Party Default.

“Commitment Party Replacement” has the meaning set forth in Section 2.3(b).

“Commitment Party Replacement Period” has the meaning set forth in Section 2.3(b).

“Commitment Premium” has the meaning set forth in Section 3.1.

“Common Shares” means the shares of common stock that constitute equity interests in the Reorganized Company.

“Company” has the meaning set forth in the Preamble.

“Company Disclosure Schedules” means the disclosure schedules delivered by the Company to the Commitment Parties on the date of this Agreement.

“Company Plan” means any employee pension benefit plan, as such term is defined in Section 3(2) of ERISA, (other than a Multiemployer Plan), subject to the provisions of Title IV of ERISA or Section 412 or 430 of the Code or Section 302 of ERISA, and (i) sponsored or maintained (at the time of determination or at any time within the six years prior thereto) by any of the Debtors or any ERISA Affiliate, or with respect to which any such entity has any actual or contingent liability or obligation or (ii) in respect of which any of the Debtors or any ERISA Affiliate is (or, if such plan were terminated, could under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Company SEC Documents” means all of the reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) filed with the SEC by the Company.

“Confirmation Date” means the date on which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Cases within the meaning of Bankruptcy Rules 5003 and 9021.

“Confirmation Order” means a Final Order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

“Consenting Noteholders” means each Noteholder that is party to the Restructuring Support Agreement, solely in its capacity as such.

“Contract” means any agreement, contract or instrument, including any loan, note, bond, mortgage, indenture, guarantee, deed of trust, license, franchise, commitment, lease, franchise agreement, letter of intent, memorandum of understanding or other obligation, and any amendments thereto, whether written or oral, but excluding the Plan.

“Control” means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or agency or otherwise.

“Debtors” means, collectively Linn Energy, LLC and its direct and indirect Subsidiaries (excluding the Berry Entities), as the debtors in possession and reorganized debtors, as applicable; provided, however, that from and after the Effective Date, such definition shall include the Reorganized Company and shall not include Linn Energy, LLC.

“Defaulting Commitment Party” means in respect of a Commitment Party Default that is continuing, the applicable defaulting Commitment Party.

“Definitive Documentation” means the definitive documents and agreements governing the Restructuring Transactions as set forth in the Restructuring Support Agreement.

“Disclosure Statement” has the meaning set forth in the Restructuring Support Agreement.

“Effective Date” means the date upon which (a) no stay of the Confirmation Order is in effect, (b) all conditions precedent to the effectiveness of the Plan (or each respective Plan, if separate) have been satisfied or are expressly waived in accordance with the terms thereof, as the case may be, and (c) on which the Restructuring and the other transactions to occur on the Effective Date pursuant to the Plan become effective or are consummated.

“EIP” means the new employee incentive plan to be adopted by the Reorganized Company on the terms and conditions set forth in the Restructuring Term Sheet.

“Environmental Laws” means all applicable laws (including common law), rules, regulations, codes, ordinances, orders in council, Orders, decrees, treaties, directives, judgments or legally binding agreements promulgated or entered into by or with any Governmental Entity, relating in any way to the environment, preservation or reclamation of natural resources, the generation, management, Release or threatened Release of, or exposure to, any Hazardous Material.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any of the Debtors, is, or at any relevant time during the past six years was, treated as a single employer under any provision of Section 414 of the Code.

“ERISA Event” means (a) any Reportable Event or the requirements of Section 4043(b) of ERISA apply with respect to a Company Plan; (b) any failure by any Company Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Company Plan, whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Company Plan, the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Company Plan or the failure to make any required contribution to a Multiemployer Plan; (d) the incurrence by any of the Debtors or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Company Plan, including the imposition of any Lien in favor of the PBGC or any Company Plan or Multiemployer Plan; (e) a determination that any Company Plan is, or is expected to be, in “at-risk” status (within the meaning of Section 303 of ERISA or Section 430 of the Code); (f) the receipt by any of the Debtors or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Company

Plan or to appoint a trustee to administer any Company Plan under Section 4042 of ERISA; (g) the incurrence by any of the Debtors or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Company Plan or Multiemployer Plan; (h) the receipt by any of the Debtors or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any of the Debtors or any ERISA Affiliate of any notice, concerning the impending imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, “insolvent” (within the meaning of Section 4245 of ERISA), or in “endangered” or “critical status” (within the meaning of Section 305 of ERISA or Section 432 of the Code); (i) the conditions for imposition of a Lien under Section 303(k) of ERISA or Section 430(k) of the Code shall have been met with respect to any Company Plan; (j) the adoption of an amendment to a Company Plan requiring the provision of security to such Company Plan pursuant to Section 307 of ERISA; (k) the assertion of a material claim (other than routine claims for benefits) against any Company Plan or the assets thereof, or against any of the Debtors or any of the ERISA Affiliates in connection with any Company Plan; or (l) receipt from the IRS of notice of the failure of any Company Plan (or any other employee benefit plan intended to be qualified under Section 401(a) of the Code) to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Company Plan to qualify for exemption from taxation under Section 501(a) of the Code.

“Escrow Account” has the meaning set forth in Section 2.4(a).

“Escrow Account Funding Date” has the meaning set forth in Section 2.4(b).

“Event” means any event, development, occurrence, circumstance, effect, condition, result, state of facts or change.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exit Facility” means, collectively, (a) the new $1.4 billion reserve-based lending facility credit agreement substantially on the terms set forth in the Exit Facility Term Sheet (which shall be composed of a $1.4 billion conforming tranche and a $0 million non-conforming tranche as of the Closing Date) and (b) the new $300 million secured term loan facility, substantially on the terms and conditions set forth in the Exit Facility Term Sheet and which shall be consistent with the terms set forth in the Restructuring Support Agreement and the Plan.

“Exit Facility Lender” means any lender under the Exit Facility, solely in its capacity as such.

“Exit Facility Term Sheet” means the term sheet attached as Exhibit B to the Restructuring Term Sheet setting forth the terms and conditions of the Exit Facility.

“Expense Reimbursement” has the meaning set forth in Section 3.3(a).

“Filing Party” has the meaning set forth in Section 6.12(b).

“Final Cash Collateral Order” means the Final Order under 11 U.S.C. §§ 105, 361, 362, 363, 507 and 552, and Bankruptcy Rules 2002, 4001 and 9014 (I) Authorizing Debtors to Use Cash Collateral and (II) Granting Adequate Protection to Prepetition Lenders [Docket No. 743], as may be amended.

“Final Order” means, as applicable, an Order of the Bankruptcy Court or other court of competent jurisdiction with respect to the relevant subject matter that has not been reversed, stayed, modified, or amended, and as to which the time to appeal or seek certiorari has expired and no appeal or petition for certiorari has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be filed has been resolved by the highest court to which the Order could be appealed or from which certiorari could be sought or the new trial, reargument, or rehearing shall have been denied, resulted in no modification of such Order, or has otherwise been dismissed with prejudice.

“Financial Reports” has the meaning set forth in Section 6.5(a).

“First Lien Agent” means Wells Fargo Bank, N.A., or any successor thereto, as administrative agent under the First Lien Credit Agreement, solely in its capacity as such.

“First Lien Credit Agreement” means that certain Sixth Amended and Restated Credit Agreement, dated as of April 24, 2013, as amended, restated, modified, supplemented, or replaced from time to time prior to the date hereof, by and among Linn Energy, LLC, as borrower, each of the guarantors party thereto, the First Lien Agent, and the First Lien Lenders.

“First Lien Lenders” means the lenders party to the First Lien Credit Agreement, solely in their capacity as such.

“Funding Notice” has the meaning set forth in Section 2.4(a).

“Funding Notice Date” has the meaning set forth in Section 2.4(a).

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” has the meaning of “governmental unit” set forth in section 101(27) of the Bankruptcy Code.

“Hazardous Materials” means all pollutants, contaminants, wastes, chemicals, materials, substances and constituents, including explosive or radioactive substances or petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls or radon gas, of any nature subject to regulation or which can give rise to liability under any Environmental Law other than naturally occurring radioactive material (“NORM”) on or inside of equipment wells or oil and gas property to the extent each of the foregoing is in service.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended from time to time.

“Indemnified Claim” has the meaning set forth in Section 8.2.

“Indemnified Person” has the meaning set forth in Section 8.1.

“Indemnifying Party” has the meaning set forth in Section 8.1.

“Initial Commitment Party” means each Initial Secured Commitment Party and each Initial Unsecured Commitment Party.

“Initial Secured Commitment Party” has the meaning set forth in the Backstop Commitment Letter and includes any Ultimate Purchaser of such Initial Secured Commitment Party’s Backstop Commitment pursuant to Section 2.6(b), but excludes any Secured Commitment Party that is an Initial Secured Commitment Party under the Backstop Commitment Letter solely by reason of being a transferee of an Initial Secured Commitment Party’s Backstop Commitment pursuant to Section 7 of the Backstop Commitment Letter.

“Initial Unsecured Commitment Party” has the meaning set forth in the Backstop Commitment Letter and includes any Ultimate Purchaser of such Initial Unsecured Commitment Party’s Backstop Commitment pursuant to Section 2.6(b), but excludes any Unsecured Commitment Party that is an Initial Unsecured Commitment Party under the Backstop Commitment Letter solely by reason of being a transferee of an Initial Unsecured Commitment Party’s Backstop Commitment pursuant to Section 7 of the Backstop Commitment Letter.

“Intellectual Property Rights” has the meaning set forth in Section 4.12.

“IRS” means the United States Internal Revenue Service.

“Joinder Agreement” has the meaning set forth in Section 2.6(c).

“Joint Filing Party” has the meaning set forth in Section 6.12(c).

“Knowledge of the Company” means the actual knowledge, after reasonable inquiry of their direct reports, of the chief executive officer, chief financial officer, chief operating officer and general counsel of the Company. As used herein, “actual knowledge” means information that is personally known by the listed individual(s).

“Law” means any law (statutory or common), statute, regulation, rule, code or ordinance enacted, adopted, issued or promulgated by any Governmental Entity.

“Legal Proceedings” has the meaning set forth in Section 4.10.

“Legend” has the meaning set forth in Section 6.11.

“Lien” means any lien, adverse claim, charge, option, right of first refusal, servitude, security interest, mortgage, pledge, deed of trust, easement, encumbrance, restriction on transfer, conditional sale or other title retention agreement, defect in title, lien or judicial lien as defined in sections 101(36) and (37) of the Bankruptcy Code or other restrictions of a similar kind.

“Linn Termination Event” has the meaning set forth in Section 9.3.

“Losses” has the meaning set forth in Section 8.1.

“Material Adverse Effect” means any Event, which individually, or together with all other Events, has had or would reasonably be expected to have a material and adverse effect on (a) the business, assets, liabilities, finances, properties, results of operations or condition (financial or otherwise) of the Debtors, taken as a whole, or (b) the ability of the Debtors, taken as a whole, to perform their obligations under, or to consummate the transactions contemplated by, the Transaction Agreements, including the Rights Offerings, in each case, except to the extent such Event results from, arises out of, or is attributable to, the following (either alone or in combination): (i) any change after the date hereof in global, national or regional political conditions (including hostilities, acts of war, sabotage, terrorism or military actions, or any escalation or material worsening of any such hostilities, acts of war, sabotage, terrorism or military actions existing or underway) or in the general business, market, financial or economic conditions affecting the industries, regions and markets in which the Debtors operate, including any change in the United States or applicable foreign economies or securities, commodities or financial markets, or force majeure events or “acts of God”; (ii) any changes after the date hereof in applicable Law or GAAP, or in the interpretation or enforcement thereof; (iii) the execution, announcement or performance of this Agreement or the other Transaction Agreements or the transactions contemplated hereby or thereby (including any act or omission of the Debtors expressly required or prohibited, as applicable, by this Agreement or consented to or required by the Requisite Commitment Parties in writing); (iv) changes in the market price or trading volume of the claims or equity or debt securities of the Debtors (but not the underlying facts giving rise to such changes unless such facts are otherwise excluded pursuant to the clauses contained in this definition); (v) the departure of officers or directors of any of the Debtors not in contravention of the terms and conditions of this Agreement (but not the underlying facts giving rise to such departure unless such facts are otherwise excluded pursuant to the clauses contained in this definition); (vi) the filing or pendency of the Chapter 11 Cases; (vii) declarations of national emergencies in the United States or natural disasters in the United States; (viii) any matters expressly disclosed in the Disclosure Statement or the Company Disclosure Schedules as delivered on the date hereof; or (ix) the occurrence of a Commitment Party Default; provided, that the exceptions set forth in clauses (i) and (ii) shall not apply to the extent that such Event is disproportionately adverse to the Debtors, taken as a whole, as compared to other companies in the industries in which the Debtors operate.

“Material Contracts” means (a) all “plans of acquisition, reorganization, arrangement, liquidation or succession” and “material contracts” (as such terms are defined in Items 601(b)(2) and 601(b)(10) of Regulation S-K under the Exchange Act) to which any of the Debtors is a party, (b) any Contracts to which any of the Debtors is a party that is likely to reasonably involve consideration of more than $5,000,000, in the aggregate, over a twelve-month period, has a term of greater than one year and is not cancelable without material penalty on not more than thirty (30) days’ notice or (c) the Contracts described in Section 1.1 of the Company Disclosure Schedules.

“Milbank” shall mean Milbank, Tweed, Hadley & McCloy, LLP.

“Money Laundering Laws” has the meaning set forth in Section 4.23.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which any of the Debtors or any ERISA Affiliate is making or accruing an obligation to make contributions, has within any of the preceding six plan years made or accrued an obligation to make contributions, or each such plan with respect to which any such entity has any actual or contingent liability or obligation.

“Note Claims” means all claims against the Debtors arising on account of the Notes and the indentures pursuant to which they were issued.

“Noteholders” means all Secured Noteholders and all Unsecured Noteholders.

“Notes” shall mean, collectively, the Secured Notes and the Unsecured Notes.

“O’Melveny” shall mean O’Melveny & Myers LLP.

“Order” means any judgment, order, award, injunction, writ, permit, license or decree of any Governmental Entity or arbitrator of applicable jurisdiction.

“Outside Date” has the meaning set forth in Section 9.2(a).

“Party” has the meaning set forth in the Preamble.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Per Share Discounted Purchase Price” means the Per Share Plan Value multiplied by 0.75, rounded to two decimal places.

“Per Share Plan Value” means the quotient of (x) the Plan Equity Value divided by (y) the Aggregate Common Shares.

“Per Share Purchase Price” means the Per Share Plan Value multiplied by 0.80, rounded to two decimal places.

“Permitted Liens” means (a) Liens for Taxes that (i) are not yet delinquent or (ii) are being contested in good faith by appropriate proceedings and for which adequate reserves have been made with respect thereto; (b) landlord’s, operator’s, vendors’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other similar Liens for labor, materials or supplies or other like Liens arising by operation of law in the ordinary course of business or incident to the exploration, development, operation and maintenance of oil and gas properties provided with respect to any Real Property or personal property incurred in the ordinary course of business consistent with past practice and as otherwise not prohibited under this Agreement, for amounts that are not more than sixty (60) days delinquent and that do not materially detract from the value of, or materially impair the use of, any of the Real Property or personal property of any of the Debtors, or, if for amounts that do materially detract from the value of, or materially impair the use of, any of the Real Property or personal property of any of the Debtors, if such Lien is being contested in good faith by appropriate proceedings and for which adequate reserves have been made with respect thereto; (c) zoning, building codes and other land use Laws regulating the use or occupancy of any Real Property or the activities conducted thereon that are imposed by any Governmental Entity having jurisdiction over such Real Property; provided, that no such zoning, building codes and other land use Laws prohibit the use or occupancy of such Real Property; (d) easements, covenants, conditions, minor encroachments, restrictions on transfer and other similar matters affecting title to any Real Property (including any title retention agreement) and other title defects and encumbrances that do not or would not materially impair the ownership, use or occupancy of such Real Property or the operation of the Debtors’ business; (e) Liens granted under any Contracts (including joint operating agreements, oil and gas leases, farmout agreements, joint development agreements, transportation agreements, marketing agreements, seismic licenses and other similar operational oil and gas agreements), in each case, to the extent the same are ordinary and customary in the oil and gas business and do not or would not materially impair the ownership, use or occupancy of any Real Property or the operation of the Debtors’ business and which are for claims not more than sixty (60) days delinquent or, if such claim does materially impair such ownership, use, occupancy or operation and are for obligations that are more than sixty (60) days delinquent, are being contested in good faith by appropriate proceedings and for which adequate reserves have been made with respect thereto; (f) from and after the occurrence of the Effective Date, Liens granted in connection with the Exit Facility; (g) mortgages on a lessor’s interest in a lease or sublease; provided that no foreclosure proceedings have been duly filed (unless, in such case, such mortgage has been subordinated to the applicable lease); and (h) Liens that, pursuant to the Plan and the Confirmation Order, will be discharged and released on the Effective Date.

“Person” means an individual, firm, corporation (including any non-profit corporation), partnership, limited liability company, joint venture, association, trust, Governmental Entity or other entity or organization.

“Plan” means the Joint Chapter 11 Plan of Reorganization of Linn Energy, LLC and Its Debtor Affiliates, filed on October 21, 2016 (as may be amended, supplemented, or modified from time to time in accordance with its terms and the terms of the Restructuring Support Agreement), including all exhibits, supplements, appendices, and schedules thereto.

“Plan Equity Value” means the good faith estimate, as mutually agreed in writing by the Company, PJT Partners and Intrepid Financial Partners prior to the commencement of the Rights Offerings, which estimate shall be based on a 13-week rolling cash flow statement of the Debtors prepared by the Company no later than five (5) Business Days prior to the hearing with the Bankruptcy Court with respect to the Plan Solicitation Motion reflecting what the equity value of the Reorganized Company will be as of the Effective Date (after including cash on hand of the Reorganized Company in excess of $50,000,000) pro forma for the restructured capital structure as of the Effective Date, including after giving effect to the Rights Offerings and the other Restructuring Transactions and subtracting all indebtedness and accrued and unpaid Restructuring Transaction expenses then outstanding, based on an enterprise value of $2,350,000,000. Such estimated amount shall be the equity value of the Reorganized Company as of the Effective Date for purposes of the Plan, after giving effect to the transactions contemplated by the Plan.

“Plan Solicitation Motion” means the Debtors’ motion, in form and substance reasonably satisfactory to the Requisite Commitment Parties and the Company, for an order,

among other things, (a) approving the Disclosure Statement; (b) establishing a voting record date for the Plan; (c) approving solicitation packages and procedures for the distribution thereof; (d) approving the forms of ballots; (e) establishing procedures for voting on the Plan; (f) establishing notice and objection procedures for the confirmation of the Plan; (g) approving the Rights Offering Procedures; and (h) establishing procedures for the assumption and/or assignment of executory Contracts and unexpired leases under the Plan.

“Plan Solicitation Order” means an Order, in form and substance reasonably acceptable to the Requisite Commitment Parties and the Company, approving the Disclosure Statement with respect to the Plan and approving the Rights Offering Procedures and the solicitation with respect to the Plan which are in form and substance reasonably acceptable to the Requisite Commitment Parties and the Company.

“Plan Supplement” means the compilation of documents and forms of documents, schedules, and exhibits to the Plan (as amended, supplemented, or modified from time to time in accordance with the Plan, the Bankruptcy Code, the Bankruptcy Rules, and the Restructuring Support Agreement), including without limitation disclosure required under section 1129(a)(5) of the Bankruptcy Code, to be filed by the Debtors no later than 14 days before the Confirmation Hearing, and additional documents or amendments to previously filed documents, filed before the Effective Date as amendments to the Plan Supplement, including the following, as applicable: (a) the Exit Facility Documents; (b) the Reorganized Company Organizational Documents; (c) a list of retained Causes of Action; (d) the Description of Transaction Steps; (e) the Registration Rights Agreement; (f) the Schedule of Assumed Executory Contracts and Unexpired Leases (as defined in the Plan); (g) the Schedule of Rejected Executory Contracts and Unexpired Leases (as defined in the Plan); (h) the Agreement; and (i) any and all other documentation necessary to effectuate the Restructuring Transactions or that is contemplated by the Plan. The Debtors shall have the right to amend the documents contained in, and exhibits to, the Plan Supplement through the Effective Date consistent with and subject to the Restructuring Support Agreement.

“Pre-Closing Period” has the meaning set forth in Section 6.3.

“Pre-Hearing Letter Agreement” means an agreement executed by the Parties acknowledging their agreement to the definitive forms of the documents contemplated hereby, including the Reorganized Company Organizational Documents and the EIP.

“Real Property” means, collectively, all right, title and interest (including any leasehold estate) in and to any and all parcels of or interests in real property owned in fee or leased by any of the Debtors, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures incidental to the ownership or lease thereof.

“Registration Rights Agreement” has the meaning set forth in Section 6.7(a).

“Related Party” means, with respect to any Person, (i) any former, current or future director, officer, agent, Affiliate, employee, general or limited partner, member, manager or stockholder of such Person and (ii) any former, current or future director, officer, agent, Affiliate, employee, general or limited partner, member, manager or stockholder of any of the foregoing.

“Related Purchaser” has the meaning set forth in Section 2.6(a).

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migrating. “Released” has a correlative meaning.

“Reorganized Company” means a new Delaware corporation to be formed by a non-Debtor, non-Commitment Party nominee of the Initial Commitment Parties prior to the Effective Date and which will, as of the Effective Date, own 100% of the membership interests in a new Delaware limited liability company that will serve as the issuer of certain incentive equity units issuable pursuant to the EIP.

“Reorganized Company Organizational Documents” means, collectively, the Bylaws and the Certificate of Incorporation.

“Replacing Commitment Parties” has the meaning set forth in Section 2.3(b).

“Reportable Event” means any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30 day notice period referred to in Section 4043(c) of ERISA has been waived, with respect to a Company Plan.

“Representatives” means, with respect to any Person, such Person’s directors, officers, members, partners, managers, employees, agents, investment bankers, attorneys, accountants, advisors and other representatives.

“Requisite Commitment Parties” means (a) members of the Steering Committee of the Ad Hoc Group of Unsecured Noteholders holding more than sixty-six and two-thirds percent (66-2/3%) of the Allowed LINN Unsecured Notes Claims held by all members of the Steering Committee of the Ad Hoc Group of Unsecured Noteholders at the time of the relevant determination and (b) members of the Steering Committee of the Ad Hoc Group of Secured Noteholders holding more than sixty-six and two-thirds percent (66-2/3%) of the Allowed LINN Second Lien Notes Claims held by all members of the Steering Committee of the Ad Hoc Group of Secured Noteholders at the time of the relevant determination, in the case of each of (a) and (b), voting as a separate class.

“Restructuring” has the meaning set forth in the Restructuring Support Agreement.

“Restructuring Support Agreement” has the meaning set forth in the Recitals.

“Restructuring Term Sheet” has the meaning set forth in the Recitals.

“Restructuring Transactions” means, collectively, the transactions contemplated by the Restructuring Support Agreement.

“Rights Offerings” means the Unsecured Rights Offering and the Secured Rights Offering.

“Rights Offering Amount” means an amount equal to the sum of the Unsecured Rights Offering Amount and the Secured Rights Offering Amount, which were calculated pursuant to the terms and conditions of the Second Lien Settlement Agreement (as defined in the Restructuring Support Agreement).

“Rights Offering Expiration Time” means the time and the date on which the rights offering subscription forms must be duly delivered to the Rights Offering Subscription Agent in accordance with the Rights Offering Procedures, together with the applicable aggregate Per Share Purchase Price, if applicable.

“Rights Offering Participants” means all of the Secured Rights Offering Participants and the Unsecured Rights Offering Participants.

“Rights Offering Procedures” means the procedures with respect to the Rights Offerings that are approved by the Bankruptcy Court pursuant to the Plan Solicitation Order, which procedures shall be in form and substance substantially as set forth on Exhibit A hereto, as may be modified in a manner that is reasonably acceptable to the Requisite Commitment Parties and the Company.

“Rights Offering Shares” means all of the Unsecured Rights Offering Shares and the Secured Rights Offering Shares, which aggregate number of Rights Offering Shares shall be reasonably acceptable to the Requisite Commitment Parties.

“Rights Offering Subscription Agent” means Prime Clerk or another subscription agent appointed by the Company and satisfactory to the Requisite Commitment Parties.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Available Shares” means the Secured Unsubscribed Shares that any Secured Commitment Party fails to purchase as a result of a Secured Commitment Party Default by such Secured Commitment Party.

“Secured Backstop Commitment” has the meaning set forth in Section 2.2.

“Secured Backstop Commitment Percentage” means, with respect to any Secured Commitment Party, such Secured Commitment Party’s percentage of the Secured Backstop Commitment as set forth opposite such Secured Commitment Party’s name under the column titled “Secured Backstop Commitment Percentage” on Schedule 1B to this Agreement. Any reference to “Secured Backstop Commitment Percentage” in this Agreement means the Secured Backstop Commitment Percentage in effect at the time of the relevant determination.

“Secured Cash Component” means the portion of the Secured Commitment Premium that is payable in the form of cash pursuant to Section 3.2.

“Secured Commitment Parties” means all Commitment Parties that are also Secured Noteholders.

“Secured Commitment Party Default” means the failure by any Secured Commitment Party to (a) deliver and pay the aggregate Per Share Discounted Purchase Price for such Secured Commitment Party’s Backstop Commitment Percentage of any Secured Unsubscribed Shares by the Escrow Account Funding Date in accordance with Section 2.4(b) or (b) fully exercise all Secured Subscription Rights that are issued to it pursuant to the Secured Rights Offering and duly purchase all Secured Rights Offering Shares issuable to it pursuant to such exercise, in accordance with this Agreement and the Plan.

“Secured Commitment Party Replacement” has the meaning set forth in Section 2.3(b).

“Secured Commitment Party Replacement Period” has the meaning set forth in Section 2.3(b).

“Secured Commitment Premium” has the meaning set forth in Section 3.1.

“Secured Equity Component” means the portion of the Secured Commitment Premium that is payable in the form of Common Shares pursuant to Section 3.2.

“Secured Noteholders” means all holders of the Secured Notes.

“Secured Notes” shall mean the $1.0 billion aggregate principal amount of 12.00% senior secured second lien notes due 2020 issued pursuant to that certain Indenture, dated as of November 13, 2015, among LINN Energy, LLC and LINN Energy Finance Corp., as Issuers, Delaware Trust Company, as successor trustee and collateral trustee under such indenture and collateral agreement, and the guarantors party thereto (as amended from time to time prior to the date hereof).

“Secured Replacing Commitment Parties” has the meaning set forth in Section 2.3(b).

“Secured Rights Offering” means the rights offering that is backstopped by the Secured Commitment Parties for the Secured Rights Offering Amount in connection with the Restructuring Transactions substantially on the terms reflected in the Restructuring Support Agreement and this Agreement, and in accordance with the Rights Offering Procedures.

“Secured Rights Offering Shares” means the Common Shares (including all Secured Unsubscribed Shares purchased by the Secured Commitment Parties pursuant to this Agreement) distributed pursuant to and in accordance with the Rights Offering Procedures in the Secured Rights Offering.

“Secured Rights Offering Amount” means an amount equal to $210,995,592.

“Secured Rights Offering Participants” means those Persons who duly subscribe for Secured Rights Offering Shares in accordance with the Rights Offering Procedures.

“Secured Subscription Rights” means the subscription rights to purchase Secured Rights Offering Shares.

“Secured Unsubscribed Shares” means the Secured Rights Offering Shares that have not been duly purchased in the Secured Rights Offering by Secured Noteholders that are not Secured Commitment Parties in accordance with the Rights Offering Procedures and the Plan, including, for purposes of calculating the number of Secured Unsubscribed Shares to be purchased pursuant to the Secured Backstop Commitment, any additional Common Shares issued and sold to the Secured Commitment Parties on account of such Secured Unsubscribed Shares pursuant to this Agreement to account for the Per Share Discounted Purchase Price at which Secured Unsubscribed Shares will be sold.

“Securities Act” means the Securities Act of 1933, as amended.

“Steering Committee” means, as applicable, (a) the steering committee of the Ad Hoc Group of Unsecured Noteholders as may be constituted from time to time and which shall initially be comprised of the entities set forth in Exhibit B-1 hereto and/or (b) the steering committee of the Ad Hoc Group of Secured Noteholders as may be constituted from time to time and which shall initially be comprised of the entities set forth in Exhibit B-2 hereto.

“Subscription Rights” means all of the Unsecured Subscription Rights and the Secured Subscription Rights.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture or other legal entity as to which such Person (either alone or through or together with any other subsidiary), (a) owns, directly or indirectly, more than fifty percent (50%) of the stock or other equity interests, (b) has the power to elect a majority of the board of directors or similar governing body, or (c) has the power to direct the business and policies.

“Taxes” means all taxes, assessments, duties, levies or other mandatory governmental charges paid to a Governmental Entity, including all federal, state, local, foreign and other income, franchise, profits, gross receipts, capital gains, capital stock, transfer, property, sales, use, value-added, occupation, excise, severance, windfall profits, stamp, payroll, social security, withholding and other taxes, assessments, duties, levies or other mandatory governmental charges of any kind whatsoever paid to a Governmental Entity (whether payable directly or by withholding and whether or not requiring the filing of a return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest thereon and shall include any liability for such amounts as a result of being a member of a combined, consolidated, unitary or affiliated group. For the avoidance of doubt, such term shall exclude any tax, penalties or interest thereon that result or have resulted from the non-payment of royalties.

“Transaction Agreements” has the meaning set forth in Section 4.2(a).

“Transfer” means to sell, transfer, assign, pledge, hypothecate, participate, donate or otherwise encumber or dispose of, directly or indirectly (including through derivatives, options, swaps, pledges, forward sales or other transactions in which any Person receives the right to own or acquire any current or future interest in a Subscription Right, a Note Claim, a Rights Offering Share or Common Share). “Transfer” used as a noun has a correlative meaning.

“Ultimate Purchaser” has the meaning set forth in Section 2.6(b).

“Unfunded Pension Liability” means the excess of a Company Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Company Plan’s assets, determined in accordance with the assumptions used for funding the Company Plan pursuant to Section 412 of the Code for the applicable plan year.

“Unlegended Shares” has the meaning set forth in Section 6.9.

“Unsecured Available Shares” means the Unsecured Unsubscribed Shares that any Unsecured Commitment Party fails to purchase as a result of a Unsecured Commitment Party Default by such Unsecured Commitment Party.

“Unsecured Backstop Commitment” has the meaning set forth in Section 2.2.

“Unsecured Backstop Commitment Percentage” means, with respect to any Unsecured Commitment Party, such Unsecured Commitment Party’s percentage of the Unsecured Backstop Commitment as set forth opposite such Unsecured Commitment Party’s name under the column titled “Unsecured Backstop Commitment Percentage” on Schedule 1A to this Agreement. Any reference to “Unsecured Backstop Commitment Percentage” in this Agreement means the Unsecured Backstop Commitment Percentage in effect at the time of the relevant determination.

“Unsecured Cash Component” means the portion of the Unsecured Commitment Premium that is payable in the form of cash pursuant to Section 3.2.

“Unsecured Commitment Parties” means all Commitment Parties that are also Unsecured Noteholders.

“Unsecured Commitment Party Default” means the failure by any Unsecured Commitment Party to (a) deliver and pay the aggregate Per Share Discounted Purchase Price for such Unsecured Commitment Party’s Backstop Commitment Percentage of any Unsecured Unsubscribed Shares by the Escrow Account Funding Date in accordance with Section 2.4(b) or (b) fully exercise all Unsecured Subscription Rights that are issued to it pursuant to the Unsecured Rights Offering and duly purchase all Unsecured Rights Offering Shares issuable to it pursuant to such exercise, in accordance with this Agreement and the Plan.

“Unsecured Commitment Party Replacement” has the meaning set forth in Section 2.3(a).

“Unsecured Commitment Party Replacement Period” has the meaning set forth in Section 2.3(a).

“Unsecured Commitment Premium” has the meaning set forth in Section 3.1.

“Unsecured Equity Component” means the portion of the Unsecured Commitment Premium that is payable in the form of Common Shares pursuant to Section 3.2.

“Unsecured Noteholders” means all holders of the Unsecured Notes.

“Unsecured Notes” shall mean, collectively, (i) the $581 million aggregate principal amount of 6.25% notes issued pursuant to that certain Indenture, dated as of March 2, 2012, among LINN and LINN Energy Finance Corp., as Issuers, U.S. Bank, N.A., as Trustee, and the guarantors party thereto (as amended from time to time prior to the date hereof); (ii) the $562 million aggregate principal amount of 6.50% notes due 2019 issued pursuant to that certain First Supplemental Indenture, dated as of September 9, 2014, among LINN and LINN Energy Finance Corp., as Issuers, the LINN Unsecured Notes Indenture Trustee, and the guarantors party thereto (as amended from time to time prior to the date hereof; (iii) the $381 million aggregate principal amount of 6.50% due 2021 notes issued pursuant to that certain First Supplemental Indenture, dated as of September 9, 2014, among LINN and LINN Energy Finance Corp., as Issuers, the LINN Unsecured Notes Indenture Trustee, and the guarantors party thereto (as amended from time to time prior to the date hereof); (iv) the $780 million aggregate principal amount of 7.75% notes issued pursuant to that certain Indenture, dated as of September 13, 2010, among LINN and LINN Energy Finance Corp., as Issuers, the LINN Unsecured Notes Indenture Trustee, and the guarantors party thereto (as amended from time to time prior to the date hereof); and (v) the $719 million aggregate principal amount of 8.625% notes issued pursuant to that certain First Supplemental Indenture, dated as of July 2, 2010, among LINN and LINN Energy Finance Corp., as Issuers, the LINN Unsecured Notes Indenture Trustee, and the guarantors party thereto (as amended from time to time prior to the date hereof).

“Unsecured Replacing Commitment Parties” has the meaning set forth in Section 2.3(a).

“Unsecured Rights Offering” means the rights offering that is backstopped by the Unsecured Commitment Parties for the Unsecured Rights Offering Amount in connection with the Restructuring Transactions substantially on the terms reflected in the Restructuring Support Agreement and this Agreement, and in accordance with the Rights Offering Procedures.

“Unsecured Rights Offering Amount” means an amount equal to $319,004,408.

“Unsecured Rights Offering Participants” means those Persons who duly subscribe for Unsecured Rights Offering Shares in accordance with the Rights Offering Procedures.

“Unsecured Rights Offering Shares” means the Common Shares (including all Unsecured Unsubscribed Shares purchased by the Unsecured Commitment Parties pursuant to this Agreement) distributed pursuant to and in accordance with the Rights Offering Procedures in the Unsecured Rights Offering.

“Unsecured Subscription Rights” means the subscription rights to purchase Unsecured Rights Offering Shares.

“Unsecured Unsubscribed Shares” means the Unsecured Rights Offering Shares that have not been duly purchased in the Unsecured Rights Offering by Unsecured Noteholders that are not Unsecured Commitment Parties in accordance with the Rights Offering Procedures and the Plan, including, for purposes of calculating the number of Unsecured Unsubscribed Shares to be purchased pursuant to the Unsecured Backstop Commitment, any additional Common Shares issued and sold to the Unsecured Commitment Parties on account of such Unsecured Unsubscribed Shares pursuant to this Agreement to account for the Per Share Discounted Purchase Price at which Unsecured Unsubscribed Shares will be sold.

“Unsubscribed Shares” means all of the Unsecured Unsubscribed Shares and the Secured Unsubscribed Shares.

“willful or intentional breach” has the meaning set forth in Section 9.4(a).

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Section 4203 of ERISA.

Section 1.2 Construction. In this Agreement, unless the context otherwise requires:

(a) references to Articles, Sections, Exhibits and Schedules are references to the articles and sections or subsections of, and the exhibits and schedules attached to, this Agreement;

(b) references in this Agreement to “writing” or comparable expressions include a reference to a written document transmitted by means of electronic mail in portable document format (pdf), facsimile transmission or comparable means of communication;

(c) words expressed in the singular number shall include the plural and vice versa; words expressed in the masculine shall include the feminine and neuter gender and vice versa;

(d) the words “hereof”, “herein”, “hereto” and “hereunder”, and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole, including all Exhibits and Schedules attached to this Agreement, and not to any provision of this Agreement;

(e) the term “this Agreement” shall be construed as a reference to this Agreement as the same may have been, or may from time to time be, amended, modified, varied, novated or supplemented;

(f) “include”, “includes” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words;

(g) references to “day” or “days” are to calendar days;

(h) references to “the date hereof” means the date of this Agreement;

(i) unless otherwise specified, references to a statute means such statute as amended from time to time and includes any successor legislation thereto and any rules or regulations promulgated thereunder in effect from time to time; and

(j) references to “dollars” or “$” refer to currency of the United States of America, unless otherwise expressly provided.

ARTICLE II

BACKSTOP COMMITMENT

Section 2.1 The Rights Offering; Subscription Rights. On and subject to the terms and conditions hereof, including entry of the BCA Approval Order, the Company, on behalf of the Reorganized Company, shall conduct the Rights Offerings pursuant to and in accordance with the Rights Offering Procedures and the Plan Solicitation Order. If reasonably requested by Commitment Parties satisfying the definition of Requisite Commitment Parties pursuant to clause (a) thereof, from time to time prior to the Rights Offering Expiration Time (and any extensions thereto), the Company shall notify, or cause the Rights Offering Subscription Agent to notify, within 48 hours of receipt of such request by the Company, the Unsecured Commitment Parties of the aggregate number of Unsecured Subscription Rights known by the Company or the Rights Offering Subscription Agent to have been exercised pursuant to the Unsecured Rights Offering as of the most recent practicable time before such request. If reasonably requested by Commitment Parties satisfying the definition of “Requisite Commitment Parties” pursuant to clause (b) thereof, from time to time prior to the Rights Offering Expiration Time (and any extensions thereto), the Company shall notify, or cause the Rights Offering Subscription Agent to notify, within 48 hours of receipt of such request by the Company, the Secured Commitment Parties of the aggregate number of Secured Subscription Rights known by the Company or the Rights Offering Subscription Agent to have been exercised pursuant to the Secured Rights Offering as of the most recent practicable time before such request. The Rights Offerings will be conducted in reliance upon the exemption from registration under the Securities Act provided in Section 1145 of the Bankruptcy Code, and all Rights Offering Shares (other than the Unsubscribed Shares purchased by the Commitment Parties pursuant to this Agreement) will be issued in reliance upon such exemption, and the Disclosure Statement shall include a statement to such effect. The offer and sale of the Unsubscribed Shares purchased by the Commitment Parties pursuant to this Agreement will be made in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act or another available exemption from registration under the Securities Act, and the Disclosure Statement shall include a statement to such effect.

Section 2.2 The Backstop Commitment. On and subject to the terms and conditions hereof, including entry of the BCA Approval Order, each Unsecured Commitment Party and each Secured Commitment Party agrees, severally and not jointly, to fully exercise all Subscription Rights that are issued to it pursuant to the Unsecured Rights Offering and Secured Rights Offering, respectively, and duly purchase all Rights Offering Shares issuable to it pursuant to such exercise, in accordance with the Rights Offering Procedures and the Plan; provided that any Defaulting Commitment Party shall be liable to each non-Defaulting Commitment Party, the Company and the Reorganized Company as a result of any breach of its obligations hereunder. On and subject to the terms and conditions hereof, including entry of the Confirmation Order, (a) each Unsecured Commitment Party agrees, severally and not jointly, to purchase, and the Reorganized Company shall sell to such Unsecured Commitment Party, on the Closing Date for the applicable aggregate Per Share Discounted Purchase Price, the number of Unsecured Unsubscribed Shares equal to (x) such Unsecured Commitment Party’s Unsecured Backstop Commitment Percentage multiplied by (y) the aggregate number of Unsecured Unsubscribed Shares (such obligation to purchase, the “Unsecured Backstop Commitment”), rounded among the Unsecured Commitment Parties solely to avoid fractional shares as the Steering Committee of the Ad Hoc Group of Unsecured Noteholders may determine in its sole discretion (provided that in no event shall such rounding reduce the aggregate commitment of such Unsecured Commitment Parties) and (b) each Secured Commitment Party agrees, severally and not jointly, to purchase, and the Reorganized Company shall sell to such Secured Commitment Party, on the Closing Date for the applicable aggregate Per Share Discounted Purchase Price, the number of Secured Unsubscribed Shares equal to (x) such Secured Commitment Party’s Secured Backstop Commitment Percentage multiplied by (y) the aggregate number of Secured Unsubscribed Shares (such obligation to purchase, the “Secured Backstop Commitment”), rounded among the Secured Commitment Parties solely to avoid fractional shares as the Steering Committee of the Ad Hoc Group of Secured Noteholders may determine in its sole discretion (provided that in no event shall such rounding reduce the aggregate commitment of such Secured Commitment Parties).

Section 2.3 Commitment Party Default.

(a) Upon the occurrence of an Unsecured Commitment Party Default, the Unsecured Commitment Parties that are, or are Affiliated with, an Initial Unsecured Commitment Party (other than any Defaulting Commitment Party) shall have the right, but not the obligation, within three (3) Business Days after receipt of written notice from the Company to all Unsecured Commitment Parties of such Unsecured Commitment Party Default, which notice shall be given promptly following the occurrence of such Unsecured Commitment Party Default and to all Unsecured Commitment Parties concurrently (such three (3) Business Day period, the “Unsecured Commitment Party Replacement Period”), to make arrangements for one or more of the Unsecured Commitment Parties that is, or is Affiliated with, an Initial Unsecured Commitment Party (other than any Defaulting Commitment Party) to purchase all or any portion of the Unsecured Available Shares (any such purchase, and any purchase by Secured Commitment Parties pursuant to the last sentence of this paragraph, an “Unsecured Commitment Party Replacement”) on the terms and subject to the conditions set forth in this Agreement and in such amounts as may be agreed upon by all of the Unsecured Commitment Parties electing to purchase all or any portion of the Unsecured Available Shares, or, if no such agreement is reached, based upon the relative applicable Unsecured Backstop Commitment Percentages of any such Unsecured Commitment Parties that are, or are Affiliated with, an Initial Unsecured Commitment Party (other than any Defaulting Commitment Party) (such Commitment Parties, and any Secured Commitment Parties that purchase Unsecured Available Shares pursuant to the last sentence of this paragraph, the “Unsecured Replacing Commitment Parties”). In the event the Unsecured Commitment Parties do not elect to purchase all of the Unsecured Available Shares pursuant to the foregoing provisions of this paragraph, the Company shall give prompt written notice thereof to each of the Secured Commitment Parties that have the right to purchase Secured Available Shares pursuant to Section 2.3(b), and such Secured

Commitment Parties shall have the right, but not the obligation, to purchase all or any portion of the remaining Unsecured Available Shares on the same terms and conditions as if they were Secured Available Shares under Section 2.3(b) within three (3) Business Days of receiving notice from the Company.

(b) Upon the occurrence of a Secured Commitment Party Default, the Secured Commitment Parties that are, or are Affiliated with, an Initial Secured Commitment Party (other than any Defaulting Commitment Party) shall have the right, but not the obligation, within three (3) Business Days after receipt of written notice from the Company to all Secured Commitment Parties of such Secured Commitment Party Default, which notice shall be given promptly following the occurrence of such Secured Commitment Party Default and to all Secured Commitment Parties concurrently (such three (3) Business Day period, the “Secured Commitment Party Replacement Period” and, together with the Unsecured Commitment Party Replacement Period, the “Commitment Party Replacement Period”), to make arrangements for one or more of the Secured Commitment Parties that is, or is Affiliated with, an Initial Secured Commitment Party (other than any Defaulting Commitment Party) to purchase all or any portion of the Secured Available Shares (any such purchase, and any purchase by Unsecured Commitment Parties pursuant to the last sentence of this paragraph, a “Secured Commitment Party Replacement” and, together with the Unsecured Commitment Party Replacement and any purchase of Available Shares pursuant to Section 2.3(c), the “Commitment Party Replacement”) on the terms and subject to the conditions set forth in this Agreement and in such amounts as may be agreed upon by all of the Secured Commitment Parties electing to purchase all or any portion of the Secured Available Shares, or, if no such agreement is reached, based upon the relative applicable Secured Backstop Commitment Percentages of any such Secured Commitment Parties that are, or are Affiliated with, an Initial Secured Commitment Party (other than the Defaulting Commitment Party) (such Commitment Parties, and any Unsecured Commitment Parties that purchase Secured Available Shares pursuant to the last sentence of this paragraph, the “Secured Replacing Commitment Parties” and, together with the Unsecured Replacing Commitment Parties and any Commitment Party that purchases Available Shares pursuant to Section 2.3(c), the “Replacing Commitment Parties”). In the event the Secured Commitment Parties do not elect to purchase all of the Secured Available Shares pursuant to the foregoing provisions of this paragraph, the Company shall give prompt written notice thereof to each of the Unsecured Commitment Parties that have the right to purchase Unsecured Available Shares pursuant to Section 2.3(a), and such Unsecured Commitment Parties shall have the right, but not the obligation, to purchase all or any portion of the remaining Secured Available Shares on the same terms and conditions as if they were Unsecured Available Shares under Section 2.3(a) within three (3) Business Days of receiving notice from the Company.

(c) In the event the Unsecured Commitment Parties and the Secured Commitment Parties do not elect to purchase all of the Unsecured Available Shares pursuant to Section 2.3(a) and all of the Secured Available Shares pursuant to Section 2.3(b), the Company shall give prompt written notice thereof to each of the Commitment Parties, and each Commitment Party (other than any Defaulting Commitment Party) shall have the right, but not the obligation, within three (3) Business Days after receipt of such notice to make arrangements for one or more of the Commitment Parties (other than any Defaulting Commitment Party) to purchase all or any portion of the remaining Available Shares on the terms and subject to the conditions set forth in this Agreement and in such amounts as may be agreed upon by all of the Commitment Parties electing to purchase all or any portion of such Available Shares, or, if no such agreement is reached, based upon the relative applicable Aggregate Backstop Commitment Percentages of any such Commitment Parties. For the avoidance of doubt, nothing in this Section 2.3(c) shall relieve any Commitment Party of its obligation to fulfill its Backstop Commitment.

(d) In the event that any Available Shares are available for purchase pursuant to Section 2.3(c) and Commitment Parties do not elect to purchase all such Available Shares pursuant to the provisions thereof, the Company may, in its sole discretion, elect to utilize the Cover Transaction Period to consummate a Cover Transaction. As used herein, “Cover Transaction” means a circumstance in which the Company arranges for the sale of all or any portion of the Available Shares to any other Person, on the terms and subject to the conditions set forth in this Agreement, during the Cover Transaction Period, and “Cover Transaction Period” means the ten (10) Business Day period following expiration of the three (3) Business Day period specified in Section 2.3(c). For the avoidance of doubt, the Company’s election to pursue a Cover Transaction, whether or not consummated, shall not relieve any Commitment Party of its obligation to fulfill its Backstop Commitment.

(e) Any Available Shares purchased by a Replacing Commitment Party (and any commitment and applicable aggregate Per Share Discounted Purchase Price associated therewith) shall be included, among other things, in the determination of (x) the Unsecured Unsubscribed Shares or Secured Unsubscribed Shares of such Unsecured Replacing Commitment Party or Secured Replacing Commitment Party, respectively, for all purposes hereunder, (y) the Backstop Commitment Percentage of such Replacing Commitment Party for purposes of Section 2.3(g), Section 2.4(b), Section 3.1 and Section 3.2 and (z) the Backstop Commitment of such Replacing Commitment Party for purposes of the definition of “Requisite Commitment Parties”. If a Commitment Party Default occurs, the Outside Date shall be delayed only to the extent necessary to allow for (i) the Commitment Party Replacement to be completed within the Commitment Party Replacement Period and/or (ii), if applicable, the Cover Transaction to be completed within the Cover Transaction Period.

(f) If a Commitment Party is a Defaulting Commitment Party, it shall not be entitled to any of the Commitment Premium hereunder.

(g) Nothing in this Agreement shall be deemed to require a Commitment Party to purchase more than its Backstop Commitment Percentage of the Unsubscribed Shares.

(h) For the avoidance of doubt, notwithstanding anything to the contrary set forth in Section 9.4 but subject to Section 10.10, no provision of this Agreement shall relieve any Defaulting Commitment Party from liability hereunder, or limit the availability of the remedies set forth in Section 10.9, in connection with any such Defaulting Commitment Party’s Commitment Party Default.

Section 2.4 Escrow Account Funding.

(a) Funding Notice. No later than the seventh (7th) Business Day following the Rights Offering Expiration Time, the Rights Offering Subscription Agent shall, on behalf of the Company, deliver to each Commitment Party a written notice (the “Funding Notice,” and the date of such delivery, the “Funding Notice Date”) setting forth (i) the number of Unsecured Rights Offering Shares and the number of Secured Rights Offering Shares elected to be purchased by the Rights Offering Participants, and the aggregate Per Share Purchase Price therefor in each case; (ii) the aggregate number of Unsecured Unsubscribed Shares and the aggregate number of Secured Unsubscribed Shares, if any, and the aggregate Per Share Discounted Purchase Price therefor in each case; (iii) the aggregate number of Unsecured Rights Offering Shares and/or Secured Rights Offering Shares, as applicable (based upon such Commitment Party’s Unsecured Backstop Commitment Percentage and/or Secured Backstop Commitment Percentage, as applicable) to be issued and sold by the Reorganized Company to such Commitment Party on account of any Unsecured Unsubscribed Shares and/or Secured Unsubscribed Shares, as applicable, and the aggregate Per Share Discounted Purchase Price therefor; (iv) if applicable, the number of Unsecured Rights Offering Shares and/or Secured Rights Offering Shares, as applicable, such Commitment Party is subscribed for in the Rights Offerings and for which such Commitment Party had not yet paid to the Rights Offering Subscription Agent the aggregate Per Share Purchase Price therefor, together with such aggregate Per Share Purchase Price; and (v) subject to the last sentence of Section 2.4(b), the escrow account designated in escrow agreements satisfactory to the Requisite Commitment Parties and the Company, each acting reasonably, to which such Commitment Party shall deliver and pay the aggregate Per Share Discounted Purchase Price for such Commitment Party’s Unsecured Backstop Commitment Percentage and/or Secured Backstop Commitment Percentage of the Unsecured Unsubscribed Shares and/or Secured Unsubscribed Shares, as applicable, and, if applicable, the aggregate Per Share Purchase Price for the Unsecured Rights Offering Shares and/or Secured Rights Offering Shares such Commitment Party has subscribed for in the Rights Offerings (the “Escrow Account”). The Company shall promptly direct the Rights Offering Subscription Agent to provide any written backup, information and documentation relating to the information contained in the applicable Funding Notice as any Commitment Party may reasonably request.

(b) Escrow Account Funding. On the date agreed with the Requisite Commitment Parties pursuant to escrow agreements satisfactory to the Requisite Commitment Parties and the Company, each acting reasonably (the “Escrow Account Funding Date”), each Commitment Party shall deliver and pay an amount equal to the sum of (i) the aggregate Per Share Discounted Purchase Price for such Commitment Party’s Unsecured Backstop Commitment Percentage and/or Secured Backstop Commitment Percentage of the Unsecured Unsubscribed Shares and/or Secured Unsubscribed Shares, as applicable, plus (ii) the aggregate Per Share Purchase Price for the Common Shares issuable pursuant to such Commitment Party’s exercise of all the Subscription Rights issued to it in the Rights Offerings, by wire transfer of immediately available funds in U.S. dollars into the Escrow Account in satisfaction of such Commitment Party’s Backstop Commitment and its obligation to fully exercise its Subscription Rights; provided, that in no event shall the Escrow Account Funding Date be less than four (4) Business Days after the Funding Notice Date or more than five (5) Business Days prior to the Effective Date. Notwithstanding the foregoing, all payments contemplated to be made by any

Commitment Party to the Escrow Account pursuant to this Section 2.4 may instead be made, at the option of such Commitment Party, to a segregated bank account of the Rights Offering Subscription Agent designated by the Rights Offering Subscription Agent in the Funding Notice and shall be delivered and paid to such account on the Escrow Account Funding Date.

Section 2.5 Closing.

(a) Subject to Article VII, unless otherwise mutually agreed in writing between the Company and the Requisite Commitment Parties, the closing of the Backstop Commitments (the “Closing”) shall take place at the offices of Kirkland & Ellis LLP, 601 Lexington Ave, New York, New York 10022, at 10:00 a.m., New York City time, on the date on which all of the conditions set forth in Article VII shall have been satisfied or waived in accordance with this Agreement (other than conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions). The date on which the Closing actually occurs shall be referred to herein as the “Closing Date”.

(b) At the Closing, the funds held in the Escrow Account (and any amounts paid to a Rights Offering Subscription Agent bank account pursuant to the last sentence of Section 2.4(b)) shall, as applicable, be released and utilized in accordance with the Plan.

(c) At the Closing, issuance of the Unsubscribed Shares will be made by the Reorganized Company to each Commitment Party (or to its designee in accordance with Section 2.6(a)) against payment of the aggregate Per Share Discounted Purchase Price for the Unsubscribed Shares purchased by such Commitment Party, in satisfaction of such Commitment Party’s Backstop Commitment. Unless a Commitment Party requests delivery of a physical stock certificate, the entry of any Unsubscribed Shares to be delivered pursuant to this Section 2.5(c) into the account of a Commitment Party pursuant to the Reorganized Company’s book entry procedures and delivery to such Commitment Party of an account statement reflecting the book entry of such Unsubscribed Shares shall be deemed delivery of such Unsubscribed Shares for purposes of this Agreement. Notwithstanding anything to the contrary in this Agreement, all Unsubscribed Shares will be delivered with all issue, stamp, transfer, sales and use, or similar transfer Taxes or duties that are due and payable (if any) in connection with such delivery duly paid by the Company on behalf of the Reorganized Company.

Section 2.6 Designation and Assignment Rights.

(a) Each Commitment Party shall have the right to designate by written notice to the Company no later than two (2) Business Days prior to the Closing Date that some or all of the Unsubscribed Shares that it is obligated to purchase hereunder be issued in the name of, and delivered to, one or more of its Affiliates or Affiliated Funds (other than any portfolio company of such Commitment Party or its Affiliates) (each, a “Related Purchaser”) upon receipt by the Company of payment therefor in accordance with the terms hereof, which notice of designation shall (i) be addressed to the Company and signed by such Commitment Party and each such Related Purchaser, (ii) specify the number of Unsubscribed Shares to be delivered to or issued in the name of such Related Purchaser and (iii) contain a confirmation by each such Related Purchaser of the accuracy of the representations set forth in Section 5.6 through Section 5.9 as applied to such Related Purchaser; provided, that no such designation pursuant to this Section 2.6(a) shall relieve such Commitment Party from its obligations under this Agreement.

(b) Commitment Parties shall not be entitled to Transfer all or any portion of their Backstop Commitments except as expressly provided in this Section 2.6(b) or Section 2.6(c). Each Commitment Party shall have the right to Transfer all or any portion of its Backstop Commitment to (i) an Affiliated Fund of the transferring Commitment Party or (ii) one or more special purpose vehicles that are wholly owned by one or more of such Commitment Parties and its Affiliated Funds, created for the purpose of holding such Backstop Commitment or holding debt or equity of the Debtors, provided, that such Commitment Party either (A) shall have provided an adequate equity support letter or a guarantee of such special purpose vehicle’s Backstop Commitment, in form and substance reasonably acceptable to the Company or (B) shall remain fully obligated to fund such Backstop Commitment; provided, further that such special purpose vehicle shall not be related to or Affiliated with any portfolio company of such Commitment Party or any of its Affiliates or Affiliated Funds (other than solely by virtue of its affiliation with such Commitment Party) and the equity of such special purpose vehicle shall not be directly or indirectly transferable other than to such Persons described in clauses (i) or (ii) of this Section 2.6(b), and in such manner as such Commitment Party’s Backstop Commitment is transferable pursuant to this Section 2.6(b) (each of the Persons referred to in clauses (i) and (ii), an “Ultimate Purchaser”). In each case of a Commitment Party’s Transfer of all or any portion of its Backstop Commitment pursuant to this Section 2.6(b), (1) the Ultimate Purchaser shall have provided a written agreement to the Company under which it (x) confirms the accuracy of the representations set forth in Article V as applied to such Ultimate Purchaser, (y) agrees to purchase such portion of such Commitment Party’s Backstop Commitment and (z) agrees to be fully bound by, and subject to, this Agreement as a Commitment Party hereto, and (2) the transferring Commitment Party and the Ultimate Purchaser shall have duly executed and delivered to the Company, Milbank and/or O’Melveny, as applicable (at the addresses set forth in Section 10.1) written notice of such Transfer; provided, however, that no such Transfer shall relieve the transferring Commitment Party from any of its obligations under this Agreement. Other than as set forth in this Section 2.6(b) and Section 2.6(c), no Commitment Party shall be permitted to Transfer all or any portion of its Backstop Commitment without the prior written consent of the Company, which shall not be unreasonably withheld, conditioned or delayed.

(c) In addition to Transfers pursuant to Section 2.6(b), each Commitment Party shall have the right to Transfer, directly or indirectly, all or any portion of its Backstop Commitment to any other Person; provided, that such transferee and the transferring Commitment Party shall have duly executed and delivered to the Company written notice of such Transfer in substantially the form attached as Exhibit C hereto, and the Company shall have delivered countersigned copies of such notice to such transferee and the transferring Commitment Party and to Milbank and/or O’Melveny (at the addresses set forth in Section 10.1), and (i) with respect any Transfer of a Backstop Commitment to a single transferee, the amount of such Backstop Commitment is no less than (a) 0.2%, as compared to the aggregate Backstop Commitment of all Commitment Parties (the “Aggregate Backstop Commitment Percentage”), or (b) all of the Backstop Commitment of such Commitment Party or the Backstop Commitment of any fund or account on behalf of which such Commitment Party is acting (if such Commitment Party, fund or account holds a Backstop Commitment representing less than 0.2% of the Aggregate Backstop Commitment Percentage of all Commitment Parties)

and (ii) with respect to any transferee that is not a Commitment Party, such transferee agrees, (x) pursuant to an agreement in substantially the form attached as Exhibit D hereto or otherwise in form and substance reasonably acceptable to the Company (a “Joinder Agreement”), to be bound by the obligations of such Commitment Party under this Agreement and (y) pursuant to an agreement in substantially the form attached as Exhibit E hereto, to be bound by the obligations under the Restructuring Support Agreement with respect to all Notes held by such transferee after giving effect to such Transfer, and provided, further, that (except with respect to a Transfer to an Initial Commitment Party) the Company, acting in good faith, shall have determined, in its reasonable discretion, after due inquiry and investigation, that such transferee is reasonably capable of fulfilling such obligations, or, absent such a determination, the proposed transferee shall have deposited with an agent of the Company or into an escrow account under arrangements satisfactory to the Company funds sufficient, in the reasonable determination of the Company, to satisfy such proposed transferee’s Backstop Commitment. Upon compliance with this Section 2.6(c), the transferring Commitment Party shall be deemed to relinquish its rights (and be released from its obligations, except for any claim for breach of this Agreement that occurs prior to such Transfer) under this Agreement to the extent of such transferred rights and obligations, and the transferee shall become an Additional Commitment Party and be fully bound as a Commitment Party hereunder for all purposes of this Agreement. Any Transfer made in violation of this Section 2.6(c) shall be deemed null and void ab initio and of no force or effect, regardless of any prior notice provided to the Parties or any Commitment Party, and shall not create any obligation or liability of any Debtor or any other Commitment Party to the purported transferee. Upon the effectiveness of any Transfer of a Backstop Commitment pursuant to this Section 2.6(c), the Company shall update Schedule 1A or Schedule 1B, as applicable, to reflect such Transfer, and such updates shall not constitute an amendment to this Agreement or otherwise be subject to any provision of this Agreement that applies to amendments of this Agreement.

(d) Each Commitment Party, severally and not jointly, agrees that it will not Transfer, at any time prior to the Closing Date or the earlier termination of this Agreement in accordance with its terms, any of its rights and obligations under this Agreement to any Person other than in accordance with Section 2.6(a), Section 2.6(b) or Section 2.6(c), as applicable. After the Closing Date, nothing in this Agreement shall limit or restrict in any way the ability of any Commitment Party (or any permitted transferee thereof) to Transfer any of the Common Shares or any interest therein; provided, that any such Transfer shall be made pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements thereunder and pursuant to applicable securities Laws. For the avoidance of doubt, notwithstanding anything to the contrary in this Agreement, nothing contained in this Agreement shall prohibit or restrict the ability of any Commitment Party to Transfer its Notes at any time to any Person; provided, however, any Transfer of Notes by a Commitment Party shall be in accordance with the terms of the Restructuring Support Agreement.

ARTICLE III

BACKSTOP COMMITMENT PREMIUM AND EXPENSE REIMBURSEMENT

Section 3.1 Premium Payable by the Company. Subject to Section 3.2, in consideration for the Backstop Commitment and the other agreements of the Commitment

Parties in this Agreement, the Debtors shall pay or cause to be paid a nonrefundable aggregate premium in the following amounts: (a) $12,760,176, which represents 4.0% of the Unsecured Rights Offering Amount, payable in accordance with Section 3.2, to the Unsecured Commitment Parties (including any Unsecured Replacing Commitment Party, but excluding any Defaulting Commitment Party) or their designees based upon their respective Unsecured Backstop Commitment Percentages at the time such payment is made (the “Unsecured Commitment Premium”) and (b) $8,439,824, which represents 4.0% of the Secured Rights Offering Amount, payable in accordance with Section 3.2, to the Secured Commitment Parties (including any Secured Replacing Commitment Party, but excluding any Defaulting Commitment Party) or their designees based upon their respective Secured Backstop Commitment Percentages at the time such payment is made (the “Secured Commitment Premium” and, together with the Unsecured Commitment Premium, the “Commitment Premium”).

The provisions for the payment of the Commitment Premium and Expense Reimbursement, and the indemnification provided herein, are an integral part of the transactions contemplated by this Agreement and without these provisions the Commitment Parties would not have entered into this Agreement.

Section 3.2 Payment of Commitment Premium. The Commitment Premium shall be fully earned, nonrefundable and non-avoidable upon entry of the BCA Approval Order, and shall be paid by the Debtors, free and clear of any withholding or deduction for any applicable Taxes, on the Effective Date or, if the Commitment Premium becomes payable pursuant to Section 9.4(b), within the time specified therein. For the avoidance of doubt, the Commitment Premium will be payable as provided herein, irrespective of the amount of Unsubscribed Shares (if any) actually purchased. The Company (or the Reorganized Company, in the case of an issuance of Common Shares pursuant to this Section 3.2) shall satisfy its obligation to pay the Commitment Premium by delivering to each:

(a) Unsecured Commitment Party (including any Unsecured Replacing Commitment Party, but excluding any Defaulting Commitment Party) or its designee, at or prior to the applicable payment deadline, its ratable share of the following, in each case based on the Unsecured Commitment Parties’ respective Unsecured Backstop Commitment Percentages on the date of such payment: (i) if the Unsecured Commitment Premium is payable as a result of the Closing, (A) $9,570,132 in cash, by wire transfer of immediately available funds in U.S. dollars to the account specified in writing by such Unsecured Commitment Party to the Company and (B) a number of additional Common Shares (rounding down to the nearest whole share solely to avoid fractional shares) equal to the quotient of $3,190,044 divided by the Per Share Discounted Purchase Price, to the address specified in writing by such Unsecured Commitment Party to the Company or (ii) if the Unsecured Commitment Premium is payable pursuant to Section 9.4(b), $12,760,176 in cash, by wire transfer of immediately available funds in U.S. dollars to the account specified in writing by such Unsecured Commitment Party to the Company; provided that the aggregate Unsecured Commitment Premium payable pursuant to this Section 3.2(a) shall be reduced ratably (including corresponding reductions in the Unsecured Cash Component and the Unsecured Equity Component) upon an Unsecured Commitment Party Default based on the Unsecured Backstop Commitment Percentage of the Defaulting Commitment Party; provided, further, that if an Unsecured Commitment Party Replacement sufficient to cure all or a portion of the Unsecured Commitment Party Default occurs within the Unsecured Commitment

Party Replacement Period, the Unsecured Commitment Premium shall only be ratably reduced to the extent of the uncured Unsecured Commitment Party Default, and such amount that would have otherwise been reduced shall be paid to the Unsecured Replacing Commitment Parties; and

(b) Secured Commitment Party (including any Secured Replacing Commitment Party, but excluding any Defaulting Commitment Party) or its designee, at or prior to the applicable payment deadline, its ratable share of the following, in each case based on the Secured Commitment Parties’ respective Secured Backstop Commitment Percentages on the date of such payment: (i) if the Secured Commitment Premium is payable as a result of the Closing, (A) $6,329,868 in cash, by wire transfer of immediately available funds in U.S. dollars to the account specified in writing by such Secured Commitment Party to the Company and (B) a number of additional Common Shares (rounding down to the nearest whole share solely to avoid fractional shares) equal to the quotient of $2,109,956 divided by the Per Share Discounted Purchase Price, to the address specified in writing by such Secured Commitment Party to the Company or (ii) if the Secured Commitment Premium is payable pursuant to Section 9.4(b), $8,439,824 in cash, by wire transfer of immediately available funds in U.S. dollars to the account specified in writing by such Secured Commitment Party to the Company; provided that the aggregate Secured Commitment Premium payable pursuant to this Section 3.2(b) shall be reduced ratably (including corresponding reductions in the Secured Cash Component and the Secured Equity Component) upon a Secured Commitment Party Default based on the Secured Backstop Commitment Percentage of the Defaulting Commitment Party; provided, further, that if a Secured Commitment Party Replacement sufficient to cure all or a portion of the Secured Commitment Party Default occurs within the Secured Commitment Party Replacement Period, the Secured Commitment Premium shall only be ratably reduced to the extent of the uncured Secured Commitment Party Default, and such amount that would have otherwise been reduced shall be paid to the Secured Replacing Commitment Parties.

Section 3.3 Expense Reimbursement.

(a) In accordance with and subject to the BCA Approval Order, the Debtors agree to pay, in accordance with Section 3.3(b) below, all reasonably incurred and documented out-of-pocket fees and expenses of all of the attorneys, accountants, other professionals, advisors, and consultants incurred on behalf of the Ad Hoc Groups, whether incurred directly by the relevant Noteholders or on behalf of the Noteholders through the Indenture Trustees (other than the Berry Unsecured Notes Trustee), including, (i) in respect of the Ad Hoc Group of Unsecured Noteholders, the fees and expenses of Milbank and PJT Partners, Inc. and (ii) in respect of the Ad Hoc Group of Secured Noteholders, the fees and expenses of O’Melveny, Porter Hedges LLP, Intrepid Financial Partners, L.L.C., and W.D. Von Gonten & Co. (such payment obligations, the “Expense Reimbursement”). The Expense Reimbursement shall, pursuant to the BCA Approval Order, constitute allowed administrative expenses against each of the Debtors’ estates under sections 503(b) and 507 of the Bankruptcy Code.

(b) The Expense Reimbursement described in Section 3.3(a)(i) shall be paid in accordance with the Restructuring Support Agreement. The Expense Reimbursement accrued through the date on which the BCA Approval Order is entered shall be paid in accordance with the BCA Approval Order upon its entry by the Bankruptcy Court and as promptly as reasonably practicable after the date of the entry of the BCA Approval Order. The Expense Reimbursement shall thereafter be payable on a monthly basis by the Debtors in accordance with the BCA Approval Order; provided, that the Debtors shall not owe Expense Reimbursements from and after the Closing or termination of this Agreement pursuant to Article IX (for the avoidance of doubt, this proviso shall not apply to any termination pursuant to an “Individual Termination Event” as defined in the Restructuring Support Agreement), and the final payment thereof (for periods preceding the Closing or termination, as applicable) shall be made contemporaneously with the Closing or as promptly as reasonably practicable after termination. The Commitment Parties shall promptly provide summary copies of all invoices (redacted as necessary to protect privileges) to the Debtors and to the United States Trustee. Unless otherwise ordered by the Bankruptcy Court, no recipient of any payment hereunder shall be required to file with respect thereto any interim or final fee application with the Bankruptcy Court.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as set forth in the corresponding section of the Company Disclosure Schedules or (ii) as disclosed in the Company SEC Documents filed with the SEC on or after December 31, 2015 and publicly available on the SEC’s Electronic Data-Gathering, Analysis and Retrieval system prior to the date hereof (excluding the exhibits, annexes and schedules thereto, any disclosures contained in the “Forward-Looking Statements” or “Risk Factors” sections thereof, or any other statements that are similarly predictive, cautionary or forward looking in nature), the Company, on behalf of itself and each of the other Debtors, jointly and severally, hereby represents and warrants to the Commitment Parties (unless otherwise set forth herein, as of the date of this Agreement and as of the Closing Date) as set forth below.

Section 4.1 Organization and Qualification. Each of the Debtors (a) is a duly organized and validly existing corporation, limited liability company or limited partnership, as the case may be, and, if applicable, in good standing (or the equivalent thereof) under the Laws of the jurisdiction of its incorporation or organization, (b) has the corporate or other applicable power and authority to own its property and assets and to transact the business in which it is currently engaged and presently proposes to engage and (c) except where the failure to have such authority or qualification would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, is duly qualified and is authorized to do business and is in good standing in each jurisdiction where the conduct of its business as currently conducted requires such qualifications.

Section 4.2 Corporate Power and Authority.

(a) The Company has the requisite corporate power and authority (i) (A) subject to entry of the BCA Approval Order and the Confirmation Order, to enter into, execute and deliver this Agreement and to perform the BCA Approval Obligations and (B) subject to entry of the BCA Approval Order and the Confirmation Order, to perform each of its other obligations hereunder and (ii) subject to entry of the BCA Approval Order, the Plan Solicitation Order, and the Confirmation Order, to consummate the transactions contemplated herein and in the Plan, to enter into, execute and deliver all agreements to which it will be a party as contemplated by this Agreement and the Plan (this Agreement, the Plan, the Disclosure

Statement, the Restructuring Support Agreement, the Exit Facility, and such other agreements and any Plan supplements or documents referred to herein or therein or hereunder or thereunder, collectively, the “Transaction Agreements”) and to perform its obligations under each of the Transaction Agreements (other than this Agreement). Subject to the receipt of the foregoing Orders, as applicable, the execution and delivery of this Agreement and each of the other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby have been or will be duly authorized by all requisite corporate action on behalf of the Company, and no other corporate proceedings on the part of the Company are or will be necessary to authorize this Agreement or any of the other Transaction Agreements or to consummate the transactions contemplated hereby or thereby.

(b) Subject to entry of the BCA Approval Order, the Plan Solicitation Order, and the Confirmation Order, each of the other Debtors has the requisite power and authority (corporate or otherwise) to enter into, execute and deliver each Transaction Agreement to which such other Debtor is a party and to perform its obligations thereunder. Subject to entry of the BCA Approval Order, the Plan Solicitation Order, and the Confirmation Order, the execution and delivery of this Agreement and each of the other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby have been or will be duly authorized by all requisite action (corporate or otherwise) on behalf of each other Debtor party thereto, and no other proceedings on the part of any other Debtor party thereto are or will be necessary to authorize this Agreement or any of the other Transaction Agreements or to consummate the transactions contemplated hereby or thereby.

(c) Notwithstanding the foregoing, the Company makes no express or implied representations or warranties, on behalf of itself or the other Debtors, with respect to actions (including in the foregoing) to be undertaken by the Reorganized Company, which such actions shall be governed by with the Plan.

Section 4.3 Execution and Delivery; Enforceability. Subject to entry of the BCA Approval Order, this Agreement will have been, and subject to the entry of the BCA Approval Order, the Plan Solicitation Order, and the Confirmation Order, each other Transaction Agreement will be, duly executed and delivered by the Company and each of the other Debtors party thereto. Upon entry of the BCA Approval Order and assuming due and valid execution and delivery hereof by the Commitment Parties, the BCA Approval Obligations will constitute the valid and legally binding obligations of the Company and, to the extent applicable, the other Debtors, enforceable against the Company and, to the extent applicable, the other Debtors in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and other similar Laws now or hereafter in effect relating to creditor’s rights generally and subject to general principles of equity. Upon entry of the BCA Approval Order and assuming due and valid execution and delivery of this Agreement and the other Transaction Agreements by the Commitment Parties and, to the extent applicable, any other parties hereof and thereof, each of the obligations of the Company and, to the extent applicable, the other Debtors hereunder and thereunder will constitute the valid and legally binding obligations of the Company and, to the extent applicable, the other Debtors, enforceable against the Company and, to the extent applicable, the other Debtors, in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and other similar Laws now or hereafter in effect relating to creditor’s rights generally and subject to general principles of equity.

Section 4.4 Authorized and Issued Equity Interests. Except as set forth in this Agreement, as of the Closing Date, none of the Debtors will be party to or otherwise bound by or subject to any outstanding option, warrant, call, right, security, commitment, Contract, arrangement or undertaking (including any preemptive right) that (i) obligates any of the Debtors to issue, deliver, sell or transfer, or repurchase, redeem or otherwise acquire, or cause to be issued, delivered, sold or transferred, or repurchased, redeemed or otherwise acquired, any units or shares of capital stock of, or other equity or voting interests in, any of the Debtors or any security convertible or exercisable for or exchangeable into any units or shares of capital stock of, or other equity or voting interests in, any of the Debtors, (ii) obligates any of the Debtors to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking, (iii) restricts the Transfer of any units or shares of capital stock of, or other equity interests in, any of the Debtors or (iv) relates to the voting of any units or other equity interests in any of the Debtors.

Section 4.5 No Conflict. Assuming the consents described in clauses (a) through (g) of Section 4.6 are obtained, the execution and delivery by the Company and, if applicable, any other Debtor, of this Agreement, the Plan and the other Transaction Agreements, the compliance by the Company and, if applicable, any other Debtor, with the provisions hereof and thereof and the consummation of the transactions contemplated herein and therein will not (a) conflict with, or result in a breach, modification or violation of, any of the terms or provisions of, or constitute a default under (with or without notice or lapse of time, or both), or result, except to the extent specified in the Plan, in the acceleration of, or the creation of any Lien under, or cause any payment or consent to be required under any Contract to which any Debtor will be bound as of the Closing Date after giving effect to the Plan or to which any of the property or assets of any Debtor will be subject as of the Closing Date after giving effect to the Plan, (b) result in any violation of the provisions of any of the Debtors’ organizational documents (other than, for the avoidance of doubt, a breach or default that would be triggered as a result of the Chapter 11 Cases or the Company’s or any Debtor’s undertaking to implement the Restructuring Transactions through the Chapter 11 Cases), or (c) result in any violation of any Law or Order applicable to any Debtor or any of their properties, except in each of the cases described in clause (a) or (c) for any conflict, breach, modification, violation, default, acceleration or Lien which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.6 Consents and Approvals. No consent, approval, authorization, Order, registration or qualification of or with any Governmental Entity having jurisdiction over any of the Debtors or any of their properties (each, an “Applicable Consent”) is required for the execution and delivery by the Company and, to the extent relevant, the other Debtors, of this Agreement, the Plan and the other Transaction Agreements, the compliance by the Company and, to the extent relevant, the other Debtors, with the provisions hereof and thereof and the consummation of the transactions contemplated herein and therein, except for (a) the entry of the BCA Approval Order authorizing the Company to assume this Agreement and perform the BCA Approval Obligations, (b) entry of the Plan Solicitation Order, (c) entry by the Bankruptcy Court, or any other court of competent jurisdiction, of Orders as may be necessary in the Chapter 11 Cases from time-to-time; (d) the entry of the Confirmation Order, (e) filings, notifications, authorizations, approvals, consents, clearances or termination or expiration of all applicable waiting periods under any Antitrust Laws in connection with the transactions contemplated by this Agreement, (f) such consents, approvals, authorizations, registrations or qualifications as may be required under state securities or “Blue Sky” Laws in connection with the purchase of the Unsubscribed Shares by the Commitment Parties, the issuance of the Subscription Rights, the issuance of the Rights Offering Shares pursuant to the exercise of the Subscription Rights, the issuance of Common Shares as payment of the Commitment Premium, and (g) any Applicable Consents that, if not made or obtained, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.7 Company SEC Documents and Disclosure Statement. Since December 31, 2015, the Company has filed all required Company SEC Documents with the SEC. No Company SEC Document that has been filed prior to the date this representation has been made, after giving effect to any amendments or supplements thereto and to any subsequently filed Company SEC Documents, in each case filed prior to the date this representation is made, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Disclosure Statement as approved by the Bankruptcy Court will contain “adequate information,” as such term in defined in section 1125 of the Bankruptcy Code, and will otherwise comply in all material respects with section 1125 of the Bankruptcy Code.

Section 4.8 Absence of Certain Changes. Since December 31, 2015 to the date of this Agreement, no Event has occurred or exists that constitutes, individually or in the aggregate, a Material Adverse Effect.

Section 4.9 No Violation; Compliance with Laws. (i) The Company is not in violation of its certificate of formation or limited liability company operating agreement, and (ii) no other Debtor is in violation of its respective charter or bylaws, certificate of formation or limited liability company operating agreement or similar organizational document in any material respect. None of the Debtors is or has been at any time since January 1, 2014 in violation of any Law or Order, except for any such violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.10 Legal Proceedings. Other than the Chapter 11 Cases and any adversary proceedings or contested motions commenced in connection therewith, there are no material legal, governmental, administrative, judicial or regulatory investigations, audits, actions, suits, claims, arbitrations, demands, demand letters, claims, notices of noncompliance or violations, or proceedings (“Legal Proceedings”) pending or, to the Knowledge of the Company, threatened to which any of the Debtors is a party or to which any property of any of the Debtors is the subject, in each case that in any manner draws into question the validity or enforceability of this Agreement, the Plan or the other Transaction Agreements or that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.11 Labor Relations. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (a) there are no strikes or other labor disputes pending or threatened against any of the Debtors; (b) the hours worked and payments made to employees of any of the Debtors have not been in violation of the Fair Labor Standards Act or any other applicable Law dealing with such matters; and (c) all payments due from any of the Debtors or for which any claim may be made against any of the Debtors on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of any of the Debtors to the extent required by GAAP. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the consummation of the transactions contemplated by the Transaction Agreements will not give rise to a right of termination or right of renegotiation on the part of any union under any material collective bargaining agreement to which any of the Debtors (or any predecessor) is a party or by which any of the Debtors (or any predecessor) is bound.

Section 4.12 Intellectual Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) each of the Debtors owns, or possesses the right to use, all of the patents, patent rights, trademarks, service marks, trade names, copyrights, mask works, domain names, and any and all applications or registrations for any of the foregoing (collectively, “Intellectual Property Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person, (b) to the Knowledge of the Company, none of the Debtors nor any Intellectual Property Right, proprietary right, product, process, method, substance, part, or other material now employed, sold or offered by or contemplated to be employed, sold or offered by such Person, is interfering with, infringing upon, misappropriating or otherwise violating any valid Intellectual Property Rights of any Person, and (c) no claim or litigation regarding any of the foregoing is pending or, to the Knowledge of the Company, threatened.

Section 4.13 Title to Real and Personal Property.

(a) Real Property. Each of the Debtors has good and defensible title to its respective Real Properties, in each case, except for Permitted Liens and except for defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes, and except where the failure (or failures) to have such title would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; provided, however, the enforceability of such leased Real Properties may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditor’s rights generally or general principles of equity, including the Chapter 11 Cases. To the Knowledge of the Company, all such properties and assets are free and clear of Liens, except for Permitted Liens and except for such Liens as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Leased Real Property. Each of the Debtors is in compliance with all obligations under all leases to which it is a party that have not been rejected in the Chapter 11 Cases, except where the failure to comply would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and none of the Debtors has received written notice of any good faith claim asserting that such leases are not in full force and effect, except leases in respect of which the failure to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each of the Debtors enjoys peaceful and undisturbed possession under all such leases, other than leases in respect of which the failure to enjoy peaceful and undisturbed possession would not reasonably be expected to materially interfere with its ability to conduct its business as currently conducted or have, individually or in the aggregate, a Material Adverse Effect.

(c) Personal Property. Each of the Debtors owns or possesses the right to use all Intellectual Property Rights and all licenses and rights with respect to any of the foregoing used in the conduct of their businesses, without any conflict (of which any of the Debtors has been notified in writing) with the rights of others, and free from any burdensome restrictions on the present conduct of the Debtors, as the case may be, except where such conflicts and restrictions would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.14 No Undisclosed Relationships. Other than Contracts or other direct or indirect relationships between or among any of the Debtors, there are no Contracts or other direct or indirect relationships existing as of the date hereof between or among any of the Debtors, on the one hand, and any director, officer or greater than five percent (5%) stockholder of any of the Debtors, on the other hand, that is required by the Exchange Act to be described in the Company’s filings with the SEC and that is not so described, except for the transactions contemplated by this Agreement. Any Contract existing as of the date hereof between or among any of the Debtors, on the one hand, and any director, officer or greater than five percent (5%) stockholder of any of the Debtors, on the other hand, that is required by the Exchange Act to be described in the Company’s filings with the SEC is filed as an exhibit to, or incorporated by reference as indicated in, the Annual Report on Form 10-K for the year ended December 31, 2015 that the Company filed on March 15, 2016, as amended on April 20, 2016, or any other Company SEC Document filed between March 15, 2016 and the date hereof.

Section 4.15 Licenses and Permits. The Debtors possess all licenses, certificates, permits and other authorizations issued by, have made all declarations and filings with and have maintained all financial assurances required by, the appropriate Governmental Entities that are necessary for the ownership or lease of their respective properties and the conduct of the business, except where the failure to possess, make or give the same would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. None of the Debtors (i) has received notice of any revocation or modification of any such license, certificate, permit or authorization or (ii) has any reason to believe that any such license, certificate, permit or authorization will not be renewed in the ordinary course, except to the extent that any of the foregoing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.16 Environmental. Except as to matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (a) no written notice, claim, demand, request for information, Order, complaint or penalty has been received by any of the Debtors, and there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened which allege a violation of or liability under any Environmental Laws, in each case relating to any of the Debtors, (b) each Debtor has received (including timely application for renewal of the same), and maintained in full force and effect, all environmental permits, licenses and other approvals, and has maintained all financial assurances, in each case to the extent necessary for its operations to comply with all applicable Environmental Laws and is, and since January 1, 2014, has been, in compliance with the terms of such permits, licenses and other approvals and with all applicable Environmental Laws, (c) to the Knowledge of the Company, no Hazardous Material is located at, on or under any property currently or formerly owned, operated or leased by any of the Debtors that would reasonably be expected to give rise to any cost, liability or obligation of any of the Debtors under any Environmental Laws other than future costs, liabilities and obligations associated with remediation at the end of the productive life of a well, facility or pipeline that has produced, stored or transported hydrocarbons, (d) no Hazardous Material has been Released, generated, owned, treated, stored or handled by any of the Debtors, and no Hazardous Material has been transported to or Released at any location in a manner that would reasonably be expected to give rise to any cost, liability or obligation of any of the Debtors under any Environmental Laws other than future costs, liabilities and obligations associated with remediation at the end of the productive life of a well, facility or pipeline that has produced, stored or transported hydrocarbons, and (e) there are no agreements in which any of the Debtors has expressly assumed responsibility for any known obligation of any other Person arising under or relating to Environmental Laws that remains unresolved other than future costs, liabilities and obligations associated with remediation at the end of the productive life of a well, facility or pipeline that has produced, stored or transported hydrocarbons, which has not been made available to the Commitment Parties prior to the date hereof. Notwithstanding the generality of any other representations and warranties in this Agreement, the representations and warranties in this Section 4.16 constitute the sole and exclusive representations and warranties in this Agreement with respect to any environmental, health or safety matters, including any arising under or relating to Environmental Laws or Hazardous Materials.

Section 4.17 Tax Returns.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each of the Debtors has filed or caused to be filed all U.S. federal, state, provincial, local and non-U.S. Tax returns required to have been filed by it and (ii) taken as a whole, each such Tax return is true and correct;

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each of the Debtors has timely paid or caused to be timely paid all Taxes shown to be due and payable by it on the returns referred to in clause (a) and all other Taxes or assessments (or made adequate provision (in accordance with GAAP) for the payment of all Taxes due) with respect to all periods or portions thereof ending on or before the date hereof (except Taxes or assessments that are being contested in good faith by appropriate proceedings and for which the Debtors (as the case may be) has set aside on its books adequate reserves in accordance with GAAP or with respect to the Debtors only, except to the extent the non-payment thereof is permitted by the Bankruptcy Code), which Taxes, if not paid or adequately provided for, would reasonably be expected to be material to the Debtors taken as a whole; and

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, as of the date hereof, with respect to the Debtors, other than in connection with the Chapter 11 Cases and other than Taxes or assessments that are being contested in good faith and are not expected to result in significant negative adjustments that would be material to the Debtors taken as a whole, (i) no claims have been asserted in writing with respect to any Taxes, (ii) no presently effective waivers or extensions of statutes of limitation with respect to Taxes have been given or requested and (iii) no Tax returns are being examined by, and no written notification of intention to examine has been received from, the IRS or any other Governmental Entity.

Section 4.18 Employee Benefit Plans.

(a) Except for the filing and pendency of the Chapter 11 Cases or otherwise as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) each Company Plan and each Multiemployer Plan is in compliance with the applicable provisions of ERISA and the Code; (ii) no Reportable Event has occurred during the past six years (or is reasonably likely to occur); (iii) no Company Plan has any Unfunded Pension Liability in excess of $2,000,000 with respect to any single Company Plan and in excess of $3,000,000 with respect to all Company Plans in the aggregate; (iv) no ERISA Event has occurred or is reasonably expected to occur; (v) none of the Debtors has engaged in a “prohibited transaction” (as defined in Section 406 of ERISA and Section 4975 of the Code) in connection with any employee pension benefit plan (as defined in Section 3(2) of ERISA) that would subject any of the Debtors to Tax; (vi) no employee welfare plan (as defined in Section 3(1) of ERISA) maintained or contributed to by any of the Debtors provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA); and (vii) none of the Debtors or any ERISA Affiliate has incurred or is reasonably expected to incur any Withdrawal Liability.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, none of the Debtors has established, sponsored or maintained, or has any liability with respect to, any employee pension benefit plan or other employee benefit plan, program, policy, agreement or arrangement governed by or subject to the Laws of a jurisdiction other than the United States of America.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there are no pending, or to the Knowledge of the Company, threatened claims, sanctions, actions or lawsuits, asserted or instituted against any Company Plan or any Person as fiduciary or sponsor of any Company Plan, in each case other than claims for benefits in the normal course.

(d) Within the last six years, no Company Plan has been terminated, whether or not in a “standard termination” as that term is used in Section 4041(b)(1) of ERISA, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect nor has any Company Plan with Unfunded Pension Liabilities been transferred outside of the “controlled group” (within the meaning of Section 4001(a)(14) of ERISA).

(e) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all compensation and benefit arrangements of the Debtors comply and have complied in both form and operation with their terms and all applicable Laws and legal requirements, and none of the Debtors, has any obligation to provide any individual with a “gross up” or similar payment in respect of any Taxes that may become payable under Section 409A or 4999 of the Code.

(f) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all liabilities (including all employer contributions and payments required to have been made by any of the Debtors) under or with respect to any compensation or benefit arrangement of any of the Debtors have been properly accounted for in the Company’s financial statements in accordance with GAAP.

(g) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each of the Debtors has complied and is currently in compliance with all Laws and legal requirements in respect of personnel, employment and employment practices; (ii) all service providers of each of the Debtors are correctly classified as employees, independent contractors, or otherwise for all purposes (including any applicable tax and employment policies or law); and (iii) the Debtors have not and are not engaged in any unfair labor practice.

Section 4.19 Internal Control Over Financial Reporting. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company has established and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) promulgated under the Exchange Act) that complies with the requirements of the Exchange Act and has been designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and to the Knowledge of the Company, there are no weaknesses in the Company’s internal control over financial reporting as of the date hereof.

Section 4.20 Disclosure Controls and Procedures. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company maintains disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) designed to ensure that information required to be disclosed by the Company in the reports that it files and submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, including that information required to be disclosed by the Company in the reports that it files and submits under the Exchange Act is accumulated and communicated to management of the Company as appropriate to allow timely decisions regarding required disclosure.

Section 4.21 Material Contracts. Other than as a result of a rejection motion filed by any of the Debtors in the Chapter 11 Cases, all Material Contracts are valid, binding and enforceable by and against the Debtor party thereto and, to the Knowledge of the Company, each other party thereto (except where the failure to be valid, binding or enforceable does not constitute a Material Adverse Effect), and no written notice to terminate, in whole or part, any Material Contract has been delivered to any of the Debtors (except where such termination would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect). Other than as a result of the filing of the Chapter 11 Cases, none of the Debtors nor, to the Knowledge of the Company, any other party to any Material Contract, is in material default or breach under the terms thereof, in each case, except for such instances of material default or breach that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.22 No Unlawful Payments. Since January 1, 2014, none of the Debtors nor, to the Knowledge of the Company, any of their respective directors, officers or employees has in any material respect: (a) used any funds of any of the Debtors for any unlawful contribution, gift, entertainment or other unlawful expense, in each case relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (c) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977; or (d) made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment.

Section 4.23 Compliance with Money Laundering Laws. The operations of the Debtors are and, since January 1, 2014 have been at all times, conducted in compliance in all material respects with applicable financial recordkeeping and reporting requirements of the U.S. Currency and Foreign Transactions Reporting Act of 1970, the money laundering statutes of all jurisdictions in which the Debtors operate (and the rules and regulations promulgated thereunder) and any related or similar Laws (collectively, the “Money Laundering Laws”) and no material Legal Proceeding by or before any Governmental Entity or any arbitrator involving any of the Debtors with respect to Money Laundering Laws is pending or, to the Knowledge of the Company, threatened.

Section 4.24 Compliance with Sanctions Laws. None of the Debtors nor, to the Knowledge of the Company, any of their respective directors, officers, employees or other Persons acting on their behalf with express authority to so act is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department. The Company will not directly or indirectly use the proceeds of the Rights Offerings, or lend, contribute or otherwise make available such proceeds to any other Debtor, joint venture partner or other Person, for the purpose of financing the activities of any Person that, to the Knowledge of the Company, is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

Section 4.25 No Broker’s Fees. None of the Debtors is a party to any Contract with any Person (other than this Agreement) that would give rise to a valid claim against the Commitment Parties for a brokerage commission, finder’s fee or like payment in connection with the Rights Offerings or the sale of the Unsubscribed Shares.

Section 4.26 Investment Company Act. None of the Debtors is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended (the “Investment Company Act”), and this conclusion is based on one or more bases or exclusions other than Sections 3(c)(1) and 3(c)(7) of the Investment Company Act, including that none of the Debtors comes within the basic definition of ‘investment company’ under section 3(a)(1) of the Investment Company Act.

Section 4.27 Insurance. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) the Debtors have insured their properties and assets against such risks and in such amounts as are customary for companies engaged in similar businesses and have made available to the Commitment Parties a schedule of such insurance policies in force; (ii) all premiums due and payable in respect of insurance policies maintained by the Debtors have been paid; (iii) the Company reasonably believes that the insurance maintained by or on behalf of the Debtors is adequate in all respects; and (iv) as of the date hereof, to the Knowledge of the Company, none of the Debtors has received notice from any insurer or agent of such insurer with respect to any insurance policies of the Debtors of cancellation or termination of such policies, other than such notices which are received in the ordinary course of business or for policies that have expired in accordance with their terms.

Section 4.28 Alternative Transactions. As of the date hereof, the Company is not pursuing, or in discussions or negotiations regarding, any solicitation, offer, or proposal from any Person concerning any actual or proposed Alternative Transaction and, as applicable, has terminated any existing discussions or negotiations regarding any actual or proposed Alternative Transaction.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMMITMENT PARTIES

Each Commitment Party, severally and not jointly, represents and warrants as to itself only (unless otherwise set forth herein, as of the date of this Agreement and as of the Closing Date) as set forth below.

Section 5.1 Organization. Such Commitment Party is a legal entity duly organized, validly existing and, if applicable, in good standing (or the equivalent thereof) under the Laws of its jurisdiction of incorporation or organization.

Section 5.2 Organizational Power and Authority. Such Commitment Party has the requisite power and authority (corporate or otherwise) to enter into, execute and deliver this Agreement and each other Transaction Agreement to which such Commitment Party is a party and to perform its obligations hereunder and thereunder and has taken all necessary action (corporate or otherwise) required for the due authorization, execution, delivery and performance by it of this Agreement and the other Transaction Agreements.

Section 5.3 Execution and Delivery. This Agreement and each other Transaction Agreement to which such Commitment Party is a party (a) has been, or prior to its execution and delivery will be, duly and validly executed and delivered by such Commitment Party and (b) upon entry of the BCA Approval Order and assuming due and valid execution and delivery hereof and thereof by the Company and the other Debtors (as applicable), will constitute valid and legally binding obligations of such Commitment Party, enforceable against such Commitment Party in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar Laws limiting creditors’ rights generally or by equitable principles relating to enforceability.

Section 5.4 No Conflict. Assuming that the consents referred to in clauses (a) and (b) of Section 5.5 are obtained, the execution and delivery by such Commitment Party of this Agreement and each other Transaction Agreement to which such Commitment Party is a party, the compliance by such Commitment Party with all of the provisions hereof and thereof and the consummation of the transactions contemplated herein and therein (a) will not conflict with, or result in breach, modification, termination or violation of, any of the terms or provisions of, or constitute a default under (with or without notice or lapse of time or both), or result in the acceleration of, or the creation of any Lien under, any Contract to which such Commitment Party is party or is bound or to which any of the property or assets or such Commitment Party are subject, (b) will not result in any violation of the provisions of the certificate of incorporation or bylaws (or comparable constituent documents) of such Commitment Party and (c) will not result in any material violation of any Law or Order applicable to such Commitment Party or any of its properties, except in each of the cases described in clauses (a) or (c), for any conflict, breach, modification, termination, violation, default, acceleration or Lien which would not reasonably be expected, individually or in the aggregate, to prohibit or materially and adversely impact such Commitment Party’s performance of its obligations under this Agreement.

Section 5.5 Consents and Approvals. No consent, approval, authorization, Order, registration or qualification of or with any Governmental Entity having jurisdiction over such Commitment Party or any of its properties is required for the execution and delivery by such Commitment Party of this Agreement and each other Transaction Agreement to which such Commitment Party is a party, the compliance by such Commitment Party with the provisions hereof and thereof and the consummation of the transactions (including the purchase by such Commitment Party of its Backstop Commitment Percentage of the Unsubscribed Shares and its portion of the Rights Offering Shares) contemplated herein and therein, except (a) any consent, approval, authorization, Order, registration or qualification which, if not made or obtained, would not reasonably be expected, individually or in the aggregate, to prohibit or materially and adversely impact such Commitment Party’s performance of its obligations under this Agreement and each other Transaction Agreement to which such Commitment Party is a party and (b) filings, notifications, authorizations, approvals, consents, clearances or termination or expiration of all applicable waiting periods under any Antitrust Laws in connection with the transactions contemplated by this Agreement.

Section 5.6 No Registration. Such Commitment Party understands that (a) the Unsubscribed Shares have not been registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends on, among other things, the bona fide nature of the investment intent and the accuracy of such Commitment Party’s representations as expressed herein or otherwise made pursuant hereto, and (b) the foregoing shares cannot be sold unless subsequently registered under the Securities Act or an exemption from registration is available.

Section 5.7 Purchasing Intent. Such Commitment Party is acquiring the Unsubscribed Shares for its own account or accounts or funds over which it holds voting discretion, not otherwise as a nominee or agent, and not otherwise with the view to, or for resale in connection with, any distribution thereof not in compliance with applicable securities Laws, and such Commitment Party has no present intention of selling, granting any other participation in, or otherwise distributing the same, except in compliance with applicable securities Laws.

Section 5.8 Sophistication; Investigation. Such Commitment Party has such knowledge and experience in financial and business matters such that it is capable of evaluating the merits and risks of its investment in the Unsubscribed Shares. Such Commitment

Party is an “accredited investor” within the meaning of Rule 501(a) of the Securities Act or a “qualified institutional buyer” within the meaning of Rule 144A of the Securities Act. Such Commitment Party understands and is able to bear any economic risks associated with such investment (including the necessity of holding such shares for an indefinite period of time). Except for the representations and warranties expressly set forth in this Agreement or any other Transaction Agreement, such Commitment Party has independently evaluated the merits and risks of its decision to enter into this Agreement and disclaims reliance on any representations or warranties, either express or implied, by or on behalf of any of the Debtors.

Section 5.9 No Broker’s Fees. Such Commitment Party is not a party to any Contract with any Person (other than the Transaction Agreements and any Contract giving rise to the Expense Reimbursement hereunder) that would give rise to a valid claim against any of the Debtors for a brokerage commission, finder’s fee or like payment in connection with the Rights Offerings or the sale of the Unsubscribed Shares.

Section 5.10 Sufficient Funds. Such Commitment Party has sufficient assets and the financial capacity to perform all of its obligations under this Agreement, including the ability to fully exercise all Subscription Rights that are issued to it pursuant to the Rights Offerings and fund such Commitment Party’s Backstop Commitment.

ARTICLE VI

ADDITIONAL COVENANTS

Section 6.1 Orders Generally. The Company and the Reorganized Company shall support and make commercially reasonable efforts, consistent with the Restructuring Support Agreement and the Plan, to (a) obtain the entry of the BCA Approval Order, the Plan Solicitation Order, and the Confirmation Order, and (b) cause the BCA Approval Order, the Plan Solicitation Order, and the Confirmation Order to become Final Orders (and request that such Orders become effective immediately upon entry by the Bankruptcy Court pursuant to a waiver of Rules 3020 and 6004(h) of the Bankruptcy Rules, as applicable), in each case, as soon as reasonably practicable, consistent with the Bankruptcy Code, the Bankruptcy Rules, and the Restructuring Support Agreement, following the filing of the respective motion seeking entry of such Orders. The Company shall provide to each of the Commitment Parties and its counsel copies of the proposed motions seeking entry of the BCA Approval Order, the Plan Solicitation Order, and the Confirmation Order (together with the proposed Plan Solicitation Order and the proposed BCA Approval Order), and a reasonable opportunity to review and comment on such motions and such Orders prior to such motions and such Orders being filed with the Bankruptcy Court (and in no event less than 48 hours prior to such filing), and such Orders must be in form and substance reasonably satisfactory to the Requisite Commitment Parties and the Company. Any amendments, modifications, changes, or supplements to the BCA Approval Order, Plan Solicitation Order, and Confirmation Order, and any of the motions seeking entry of such Orders, shall be in form and substance reasonably satisfactory to the Requisite Commitment Parties and the Company.

Section 6.2 Confirmation Order; Plan and Disclosure Statement. The Debtors shall use their commercially reasonable efforts to obtain entry of the Confirmation

Order. The Company shall provide to each of the Commitment Parties and its counsel a copy of the proposed Plan and the Disclosure Statement and any proposed amendment, modification, supplement or change to the Plan or the Disclosure Statement, and a reasonable opportunity to review and comment on such documents (and in no event less than 48 hours prior to filing the Plan and/or the Disclosure Statement, as applicable, with the Bankruptcy Court), and each such amendment, modification, supplement or change to the Plan or the Disclosure Statement must be in form and substance reasonably satisfactory to each of the Requisite Commitment Parties and the Company. The Company shall provide to each of the Commitment Parties and its counsel a copy of the proposed Confirmation Order (together with copies of any briefs, pleadings and motions related thereto), and a reasonable opportunity to review and comment on such Order, briefs, pleadings and motions prior to such Order, briefs, pleadings and motions being filed with the Bankruptcy Court (and in no event less than 48 hours prior to a filing of such Order, briefs, pleadings or motions with the Bankruptcy Court), and such Order, briefs, pleadings and motions must be in form and substance reasonably satisfactory to each of the Requisite Commitment Parties and the Company.

Section 6.3 Conduct of Business. Except as expressly set forth in this Agreement, the Restructuring Support Agreement, the Plan or with the prior written consent of Requisite Commitment Parties (requests for which, including related information, shall be directed to the counsel and financial advisors to the Ad Hoc Groups), during the period from the date of this Agreement to the earlier of the Closing Date and the date on which this Agreement is terminated in accordance with its terms (the “Pre-Closing Period”), (a) the Company shall, and shall cause each of the other Debtors to, carry on its business in the ordinary course and use its commercially reasonable efforts to: (i) preserve intact its business, (ii) preserve its material relationships with customers, suppliers, licensors, licensees, distributors and others having material business dealings with any of the Debtors in connection with their business, and (iii) file Company SEC Documents within the time periods required under the Exchange Act, in each case in accordance with ordinary course practices, and (b) each of the Debtors shall not enter into any transaction (including any transaction with, or investment in, any of the Berry Entities) that is material to the Debtors’ business other than (A) transactions in the ordinary course of business that are consistent with prior business practices of the Debtors, (B) other transactions after prior notice to the Commitment Parties to implement tax planning which transactions are not reasonably expected to materially adversely affect any Commitment Party and (C) transactions expressly contemplated by the Transaction Agreements.

For the avoidance of doubt, the following shall be deemed to occur outside of the ordinary course of business of the Debtors and shall require the prior written consent of the Requisite Commitment Parties unless the same would otherwise be permissible under the Restructuring Support Agreement, the Plan or this Agreement (including the preceding clause (B) or (C)): (1) entry into, or any amendment, modification, termination, waiver, supplement, restatement or other change to, any Material Contract or any assumption of any Material Contract in connection with the Chapter 11 Cases (other than any Material Contracts that are otherwise addressed by clause (4) below), (2) entry into, or any amendment, modification, waiver, supplement or other change to, any employment agreement to which any of the Debtors is a party or any assumption of any such employment agreement in connection with the Chapter 11 Cases, (3) any (x) termination by any of the Debtors without cause or (y) reduction in title or responsibilities, in each case, of the individuals who are as of the date of this Agreement the Chief Executive Officer, the Chief Financial Officer or the Chief Operating Officer of Linn Energy, LLC and (4) the adoption or amendment of any management or employee incentive or equity plan by any of the Debtors except for the EIP. Following a request for consent of the Requisite Commitment Parties under this Section 6.3 by or on behalf of the Debtors, if the consent of the Requisite Commitment Parties is not obtained or declined within five (5) Business Days following the date such request is made in writing and delivered to each of the Ad Hoc Groups (which notice will be deemed delivered if given in writing to Milbank and O’Melveny), such consent shall be deemed to have been granted by the Requisite Commitment Parties. Except as otherwise provided in this Agreement, nothing in this Agreement shall give the Commitment Parties, directly or indirectly, any right to control or direct the operations of the Debtors. Prior to the Closing Date, the Debtors shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of the business of the Debtors.

Section 6.4 Access to Information; Confidentiality.

(a) Subject to applicable Law and Section 6.4(b), upon reasonable notice during the Pre-Closing Period, the Debtors shall afford the Commitment Parties and their Representatives upon request reasonable access, during normal business hours and without unreasonable disruption or interference with the Debtors’ business or operations, to the Debtors’ employees, properties, books, Contracts and records and, during the Pre-Closing Period, the Debtors shall furnish promptly to such parties all reasonable information concerning the Debtors’ business, properties and personnel as may reasonably be requested by any such party, provided that the foregoing shall not require the Company (i) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company, would cause any of the Debtors to violate any of their respective obligations with respect to confidentiality to a third party if the Company shall have used its commercially reasonable efforts to obtain, but failed to obtain, the consent of such third party to such inspection or disclosure, (ii) to disclose any legally privileged information of any of the Debtors or (iii) to violate any applicable Laws or Orders. All requests for information and access made in accordance with this Section 6.4 shall be directed to an executive officer of the Company or such Person as may be designated by the Company’s executive officers.

(b) From and after the date hereof until the date that is one (1) year after the expiration of the Pre-Closing Period, each Commitment Party shall, and shall cause its Representatives to, (i) keep confidential and not provide or disclose to any Person any documents or information received or otherwise obtained by such Commitment Party or its Representatives pursuant to Section 6.4(a), Section 6.5 or in connection with a request for approval pursuant to Section 6.3 (except that provision or disclosure may be made to any Affiliate or Representative of such Commitment Party who needs to know such information for purposes of this Agreement or the other Transaction Agreements and who agrees to observe the terms of this Section 6.4(b) (and such Commitment Party will remain liable for any breach of such terms by any such Affiliate or Representative)), and (ii) not use such documents or information for any purpose other than in connection with this Agreement or the other Transaction Agreements or the transactions contemplated hereby or thereby. Notwithstanding the foregoing, the immediately preceding sentence shall not apply in respect of documents or information that (A) is now or subsequently becomes generally available to the public through no violation of this Section 6.4(b), (B) becomes available to a Commitment Party or its

Representatives on a non-confidential basis from a source other than any of the Debtors or any of their respective Representatives, (C) becomes available to a Commitment Party or its Representatives through document production or discovery in connection with the Chapter 11 Cases or other judicial or administrative process, but subject to any confidentiality restrictions imposed by the Chapter 11 Cases or other such process, or (D) such Commitment Party or any Representative thereof is required to disclose pursuant to judicial or administrative process or pursuant to applicable Law or applicable securities exchange rules; provided, that, such Commitment Party or such Representative shall provide the Company with prompt written notice of such legal compulsion and cooperate with the Company to obtain a protective Order or similar remedy to cause such information or documents not to be disclosed, including interposing all available objections thereto, at the Company’s sole cost and expense; provided, further, that, in the event that such protective Order or other similar remedy is not obtained, the disclosing party shall furnish only that portion of such information or documents that is legally required to be disclosed and shall exercise its commercially reasonable efforts (at the Company’s sole cost and expense) to obtain assurance that confidential treatment will be accorded such disclosed information or documents. The provisions of this Section 6.4(b) shall not apply to any Initial Commitment Party that, as of the date hereof, is party to a confidentiality or non-disclosure agreement with the Debtors, for so long as such agreement remains in full force and effect.

Section 6.5 Financial Information. During the Pre-Closing Period, the Company shall deliver to the counsel and financial advisors to each Ad Hoc Group, and to each Commitment Party that so requests, all statements and reports the Company is required to deliver to the First Lien Agent pursuant to Section 11(a)(iv) of the Final Cash Collateral Order (as in effect on the date hereof) (the “Financial Reports”). Neither any waiver by the parties to the Final Cash Collateral Order of their right to receive the Financial Reports nor any amendment or termination of the First Lien Credit Agreement shall affect the Company’s obligation to deliver the Financial Reports to the Commitment Parties in accordance with the terms of this Agreement; provided, however, (a) the parties to the Final Cash Collateral Order may extend the date of delivery of any Financial Report by no more than ten (10) Business Days and such extension shall be deemed binding on the Commitment Parties for all purposes hereunder and (b) delivery of the applicable Financial Report within such extension period shall be deemed in compliance with this Agreement.

Section 6.6 Commercially Reasonable Efforts.

(a) Without in any way limiting any other respective obligation of the Company or any Commitment Party in this Agreement, each Party shall use (and the Company shall cause the other Debtors to use) commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement and the Plan, including using commercially reasonable efforts in:

(i) timely preparing and filing all documentation reasonably necessary to effect all necessary notices, reports and other filings of such Person and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party or Governmental Entity;

(ii) defending any Legal Proceedings in any way challenging (A) this Agreement, the Plan, the Registration Rights Agreement or any other Transaction Agreement, (B) the BCA Approval Order, the Plan Solicitation Order or the Confirmation Order or (C) the consummation of the transactions contemplated hereby and thereby, including seeking to have any stay or temporary restraining Order entered by any Governmental Entity vacated or reversed; and

(iii) working together in good faith to finalize the Reorganized Company Organizational Documents, Transaction Agreements, the Registration Rights Agreement and all other documents relating thereto for timely inclusion in the Plan and filing with the Bankruptcy Court.

(b) Subject to Laws or applicable rules relating to the exchange of information, and in accordance with the Restructuring Support Agreement, the Commitment Parties and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other on all of the information relating to Commitment Parties or the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any Governmental Entity in connection with the transactions contemplated by this Agreement or the Plan; provided, however, that the Commitment Parties are not required to provide for review in advance declarations or other evidence submitted in connection with any filing with the Bankruptcy Court. In exercising the foregoing rights, the Parties shall act as reasonably and as promptly as practicable.

(c) Without limitation to Section 6.1 or Section 6.2, to the extent exigencies permit, the Company shall provide or cause to be provided to the Commitment Parties a draft of all motions, applications, pleadings, schedules, Orders, reports or other material papers (including all material memoranda, exhibits, supporting affidavits and evidence and other supporting documentation) in the Chapter 11 Cases relating to or affecting the Transaction Agreements or the Registration Rights Agreement in accordance with the Restructuring Support Agreement and in no event less than 48 hours before such motions, applications, pleadings, schedules, Orders, reports or other material papers are filed with the Bankruptcy Court. All such motions, applications, pleadings, schedules, Orders, reports and other material papers shall be in form and substance reasonably satisfactory to the Requisite Commitment Parties and the Company.

(d) Nothing contained in this Section 6.6(d) shall limit the ability of any Commitment Party to consult with the Debtors, to appear and be heard, or to file objections, concerning any matter arising in the Chapter 11 Cases to the extent not inconsistent with the Restructuring Support Agreement.

Section 6.7 Registration Rights Agreement; Reorganized Company Organizational Documents.

(a) The Plan will provide that from and after the Effective Date each Commitment Party and each other Noteholder receiving at least ten percent (10%) or more of the Common Shares issued under the Plan and/or the Rights Offerings or that cannot sell its Common Shares under Rule 144 of the Securities Act without volume or manner of sale restrictions shall be entitled to registration rights that are customary for a transaction of this nature, pursuant to a registration rights agreement to be entered into as of the Effective Date, which agreement shall be in form and substance consistent with the terms set forth in the Restructuring Term Sheet and otherwise reasonably acceptable to the Requisite Commitment Parties and the Company (the “Registration Rights Agreement”). A form of the Registration Rights Agreement shall be filed with the Bankruptcy Court as part of the Plan Supplement or an amendment thereto.

(b) The Plan will provide that on the Effective Date, the Reorganized Company Organizational Documents will be duly authorized, approved, adopted and in full force and effect. Forms of the Reorganized Company Organizational Documents shall be filed with the Bankruptcy Court as part of the Plan Supplement or an amendment thereto.

Section 6.8 Blue Sky. The Company shall, on or before the Closing Date, take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for, or to qualify the offer and sale of the Unsubscribed Shares to the Commitment Parties pursuant to this Agreement under applicable securities and “Blue Sky” Laws of the states of the United States (or to obtain an exemption from such qualification) and any applicable foreign jurisdictions, and shall provide evidence of any such action so taken to the Commitment Parties on or prior to the Closing Date. The Reorganized Company shall timely make all filings and reports relating to the offer and sale of the Unsubscribed Shares issued hereunder required under applicable securities and “Blue Sky” Laws of the states of the United States following the Closing Date. The Company or the Reorganized Company, as applicable, shall pay all fees and expenses in connection with satisfying its obligations under this Section 6.8.

Section 6.9 DTC Eligibility. Unless otherwise requested by the Requisite Commitment Parties, the Reorganized Company shall use commercially reasonable efforts to promptly make, when applicable from time to time after the Closing, all Unlegended Shares eligible for deposit with The Depository Trust Company. “Unlegended Shares” means any Common Shares acquired by the Commitment Parties and their respective Affiliates (including any Related Purchaser or Ultimate Purchaser in respect thereof) pursuant to this Agreement and the Plan, including all shares issued to the Commitment Parties and their respective Affiliates in connection with the Rights Offerings, that do not require, or are no longer subject to, the Legend.

Section 6.10 Use of Proceeds. The Reorganized Company will utilize the proceeds from the exercise of the Subscription Rights and the sale of the Unsubscribed Shares (together with the Exit Facility) and less than 50% of the total number of Common Shares outstanding (without accounting for dilution from the EIP) to purchase the Debtors’ assets (or equity in an entity that holds such assets) in a transaction that is intended to be taxable from a U.S. federal income tax perspective. The Debtors will apply the proceeds from the exercise of the Subscription Rights and the sale of the Unsubscribed Shares (together with the Exit Facility and the Common Shares received) for the purposes identified in the Disclosure Statement and the Plan.

Section 6.11 Share Legend. Each certificate evidencing Unsubscribed Shares issued hereunder, and each certificate issued in exchange for or upon the Transfer of any such shares, shall be stamped or otherwise imprinted with a legend (the “Legend”) in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ORIGINALLY ISSUED ON [DATE OF ISSUANCE], HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY OTHER APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN AVAILABLE EXEMPTION FROM REGISTRATION THEREUNDER.”

In the event that any such shares are uncertificated, such shares shall be subject to a restrictive notation substantially similar to the Legend in the stock ledger or other appropriate records maintained by the Reorganized Company or agent and the term “Legend” shall include such restrictive notation. The Reorganized Company shall remove the Legend (or restrictive notation, as applicable) set forth above from the certificates evidencing any such shares (or the share register or other appropriate Reorganized Company records, in the case of uncertified shares), upon request, at any time after the restrictions described in such Legend cease to be applicable, including, as applicable, when such shares may be sold under Rule 144 of the Securities Act. The Reorganized Company may reasonably request such opinions, certificates or other evidence that such restrictions no longer apply as a condition to removing the Legend.

Section 6.12 Antitrust Approval.

(a) Each Party agrees to use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to consummate and make effective the transactions contemplated by this Agreement, the Plan and the other Transaction Agreements, including (i) if applicable, filing, or causing to be filed, the Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement with the Antitrust Division of the United States Department of Justice and the United States Federal Trade Commission and any filings (or, if required by any Antitrust Authority, any drafts thereof) under any other Antitrust Laws that are necessary to consummate and make effective the transactions contemplated by this Agreement as soon as reasonably practicable (and with respect to any filings required pursuant to the HSR Act, no later than fifteen (15) Business Days following the date hereof) and (ii) promptly furnishing any documents or information reasonably requested by any Antitrust Authority.

(b) The Company and each Commitment Party subject to an obligation pursuant to the Antitrust Laws to notify any transaction contemplated by this Agreement, the Plan or the other Transaction Agreements that has notified the Company in writing of such obligation (each such Commitment Party, a “Filing Party”) agree to reasonably cooperate with each other as to the appropriate time of filing such notification and its content. The Company and each Filing Party shall, to the extent permitted by applicable Law: (i) promptly notify each other of, and if in writing, furnish each other with copies of (or, in the case of material oral communications, advise each other orally of) any material communications from or with an Antitrust Authority; (ii) not participate in any meeting with an Antitrust Authority unless it consults with each other Filing Party and the Company, as applicable, in advance and, to the extent permitted by the Antitrust Authority and applicable Law, give each other Filing Party and the Company, as applicable, a reasonable opportunity to attend and participate thereat; (iii) furnish each other Filing Party and the Company, as applicable, with copies of all material correspondence and communications between such Filing Party or the Company and the Antitrust Authority; (iv) furnish each other Filing Party with such necessary information and reasonable assistance as may be reasonably necessary in connection with the preparation of necessary filings or submission of information to the Antitrust Authority; and (v) not withdraw its filing, if any, under the HSR Act without the prior written consent of the Requisite Commitment Parties and the Company.

(c) Should a Filing Party be subject to an obligation under the Antitrust Laws to jointly notify with one or more other Filing Parties (each, a “Joint Filing Party”) any transaction contemplated by this Agreement, the Plan or the other Transaction Agreements, such Joint Filing Party shall promptly notify each other Joint Filing Party of, and if in writing, furnish each other Joint Filing Party with copies of (or, in the case of material oral communications, advise each other Joint Filing Party orally of) any communications from or with an Antitrust Authority.

(d) The Company and each Filing Party shall use their commercially reasonable efforts to obtain all authorizations, approvals, consents, or clearances under any applicable Antitrust Laws or to cause the termination or expiration of all applicable waiting periods under any Antitrust Laws in connection with the transactions contemplated by this Agreement at the earliest possible date after the date of filing. The communications contemplated by this Section 6.12 may be made by the Company or a Filing Party on an outside counsel-only basis or subject to other agreed upon confidentiality safeguards. The obligations in this Section 6.12 shall not apply to filings, correspondence, communications or meetings with Antitrust Authorities unrelated to the transactions contemplated by this Agreement, the Plan or the other Transaction Agreements.

Section 6.13 Alternative Transactions. The Company and the other Debtors shall not seek, solicit, or support any Alternative Transaction, and shall not cause or allow any of their agents or representatives to solicit any agreements relating to an Alternative Transaction; provided, however, that nothing in this Section 6.13 shall limit (i) subject to obtaining all applicable consents and approvals required under the Restructuring Support Agreement and this Agreement (including Section 6.3 hereof), the Parties’ ability to engage in (a) marketing efforts, discussions, and/or negotiations with any party regarding refinancing of the Exit Facility to be consummated following the Effective Date or (b) any transaction with respect to the Berry Entities that does not involve any of the Debtors or any properties or assets of the Debtors, or (ii) the Company’s and the other Debtors’ boards of directors’ fiduciary duties consistent with Section 8 of the Restructuring Support Agreement.

Section 6.14 Hedging Arrangements. The Company will consult with the Requisite Commitment Parties in its implementation of its hedging program; provided, that the Company will obtain the written consent (not to be unreasonably withheld) of the Requisite Commitment Parties prior to its implementation of hedging transactions that are not consistent with the Final Order Authorizing the Debtors to Enter Into and Perform Under Postpetition Hedging Arrangements entered by the Bankruptcy Court on August 16, 2016. Following a

request for consent by or on behalf of the Debtors, if the consent of the Requisite Commitment Parties is not obtained or declined within three (3) Business Days following the date such request is made in writing and delivered to each Ad Hoc Group (which notice will be deemed delivered if given in writing to Milbank and O’Melveny), such consent shall be deemed to have been granted by the Requisite Commitment Parties.

Section 6.15 Reorganized Company.

(a) The Requisite Commitment Parties have the right at any time prior to the Disclosure Statement hearing, to elect to require that (i) the Reorganized Company be organized as a Delaware limited liability company instead of a Delaware corporation and/or (ii) the Debtors use reasonably best efforts to either (A) cause Linn Energy, LLC’s registration under Section 12 of the Exchange Act to be terminated on the Effective Date or as promptly as practicable thereafter or (B) cause the Reorganized Company to be registered under Section 12 of the Exchange Act (as the “successor issuer” to Linn Energy, LLC or otherwise) on the Effective Date or as promptly as practicable thereafter.

(b) The Requisite Commitment Parties shall cause the Reorganized Company to be formed by a non-Debtor, non-Commitment Party third party (provided that in the reasonable judgment of the Debtors such formation does not result in a material risk of any negative tax consequences to any Debtor (including for these purposes, but not limited to, a material risk of tax liability at LinnCo, LLC)). In all cases, (i) the Debtors shall conduct the Rights Offerings, including where the Reorganized Company is not formed or owned by the Debtors (in which case the Debtors shall conduct the Unsecured Rights Offering and the Secured Rights Offering on the Reorganized Company’s behalf), (ii) the Reorganized Company shall be a successor to Linn Energy, LLC under the Plan and the Rights Offerings will be exempt from registration under the Securities Act pursuant to Section 1145 of the Bankruptcy Code and (iii) the Reorganized Company Organizational Documents will provide that the Reorganized Company’s initial board of directors will be constituted on the Effective Date pursuant to the Plan and will be the continuing directors and will adopt resolutions authorizing the Reorganized Company to do all actions required to consummate the Rights Offerings and the Plan.

(c) The Company and the Requisite Commitment Parties shall determine the number of Aggregate Common Shares as soon as reasonably practicable, and in any event prior to the commencement of the Rights Offerings.

(d) On the Effective Date, all rights and obligations of the Company under this Agreement shall vest in the Reorganized Company and the Plan shall include language to such effect. From and after the Effective Date, the Reorganized Company shall be deemed to be a party to this Agreement as the successor to all rights and obligations of the Company hereunder.

ARTICLE VII

CONDITIONS TO THE OBLIGATIONS OF THE PARTIES

Section 7.1 Conditions to the Obligations of the Commitment Parties. The obligations of each Commitment Party to consummate the transactions contemplated hereby shall be subject to (unless waived in accordance with Section 7.2) the satisfaction of the following conditions prior to or at the Closing:

(a) BCA Approval Order. The Bankruptcy Court shall have entered the BCA Approval Order in form and substance reasonably acceptable to the Requisite Commitment Parties, and such Order shall be a Final Order.

(b) Plan Solicitation Order. The Bankruptcy Court shall have entered the Plan Solicitation Order in form and substance reasonably acceptable to the Requisite Commitment Parties, and such Order shall be a Final Order.

(c) Confirmation Order. The Bankruptcy Court shall have entered the Confirmation Order in form and substance reasonably satisfactory to the Requisite Commitment Parties, and such Order shall be a Final Order.

(d) Secured Notes. No LINN Second Lien Notes Claim shall have been Allowed, wholly or partially, as a Secured Claim under the Plan or otherwise by the Bankruptcy Court (other than claims that are deemed Allowed under section 502(a) of the Bankruptcy Code).

(e) Plan. The Company and all of the other Debtors shall have substantially complied with the terms of the Plan (as amended or supplemented from time to time) that are to be performed by the Company, the Reorganized Company and the other Debtors on or prior to the Effective Date and the conditions to the occurrence of the Effective Date (other than any conditions relating to occurrence of the Closing) set forth in the Plan shall have been satisfied or waived in accordance with the terms of the Plan.

(f) Rights Offerings. Each of: (i) the Unsecured Rights Offering and (ii) the Secured Rights Offering, shall have been conducted in accordance with the Plan Solicitation Order and this Agreement.

(g) Effective Date. The Effective Date shall have occurred, or shall be deemed to have occurred concurrently with the Closing, as applicable, in accordance with the terms and conditions in the Plan and in the Confirmation Order.

(h) Registration Rights Agreement; Reorganized Company Organizational Documents.

(i) The Registration Rights Agreement shall have been executed and delivered by the Reorganized Company, shall otherwise have become effective with respect to the Commitment Parties and the other parties thereto, and shall be in full force and effect.

(ii) The Reorganized Company Organizational Documents shall have been duly approved and adopted and shall be in full force and effect.

(i) Expense Reimbursement. The Debtors shall have paid all Expense Reimbursements accrued through the Closing Date pursuant to Section 3.3.

(j) Governmental Approvals. All waiting periods imposed by any Governmental Entity or Antitrust Authority in connection with the transactions contemplated by this Agreement shall have terminated or expired and all authorizations, approvals, consents or clearances under the Antitrust Laws or otherwise required by any Governmental Entity in connection with the transactions contemplated by this Agreement shall have been obtained or filed.

(k) No Legal Impediment to Issuance. No Law or Order shall have become effective or been enacted, adopted or issued by any Governmental Entity that prohibits the implementation of the Plan or the transactions contemplated by this Agreement;

(l) Representations and Warranties.

(i) The representations and warranties of the Debtors contained in Section 4.8 shall be true and correct in all respects on and as of the Closing Date with the same effect as if made on and as of the Closing Date (except for such representations and warranties made as of a specified date, which shall be true and correct only as of the specified date).

(ii) The representations and warranties of the Debtors contained in Section 4.2, Section 4.3, Section 4.4 and Section 4.5(b) shall be true and correct in all material respects on and as of the Closing Date after giving effect to the Plan with the same effect as if made on and as of the Closing Date after giving effect to the Plan (except for such representations and warranties made as of a specified date, which shall be true and correct in all material respects only as of the specified date).

(iii) The representations and warranties of the Debtors contained in this Agreement other than those referred to in clauses (i) and (ii) above shall be true and correct (disregarding all materiality or Material Adverse Effect qualifiers) on and as of the Closing Date after giving effect to the Plan with the same effect as if made on and as of the Closing Date after giving effect to the Plan (except for such representations and warranties made as of a specified date, which shall be true and correct only as of the specified date), except where the failure to be so true and correct does not constitute, individually or in the aggregate, a Material Adverse Effect.

(m) Covenants. The Debtors shall have performed and complied, in all material respects, with all of their respective covenants and agreements contained in this Agreement that contemplate, by their terms, performance or compliance prior to the Closing Date.

(n) Material Adverse Effect. Since the date of this Agreement, there shall not have occurred, and there shall not exist, any Event that constitutes, individually or in the aggregate, a Material Adverse Effect.

(o) Officer’s Certificate. The Commitment Parties shall have received on and as of the Closing Date a certificate of the chief executive officer or chief financial officer of the Company confirming that the conditions set forth in Section 7.1(l), (m), and (n) have been satisfied.

(p) Funding Notice. The Noteholders shall have received the Funding Notice.

(q) Exit Facility. The Exit Facility shall have become effective and shall otherwise be in form and substance substantially in accordance with the Exit Facility Term Sheet.

(r) Key Contracts. The assumption or rejection (in each case, pursuant to section 365 of the Bankruptcy Code) and/or amendment of the Contracts described in Section 1.1 of the Company Disclosure Schedules as of the Closing Date and the liabilities of the Reorganized Company with respect to such Contracts shall, in the aggregate, be reasonably satisfactory to the Requisite Commitment Parties.

(s) Pre-Hearing Letter Agreement. The Pre-Hearing Letter Agreement shall have been executed and delivered by the Company, shall otherwise have become effective with respect to the Commitment Parties, and shall be in full force and effect.

Section 7.2 Waiver of Conditions to Obligations of Commitment Parties. All or any of the conditions set forth in Section 7.1 may only be waived in whole or in part with respect to all Commitment Parties by a written instrument executed by the Requisite Commitment Parties in their sole discretion and if so waived, all Commitment Parties shall be bound by such waiver; provided, however, that the conditions set forth in subsections (c), (g), (j), (k) and (m) of Section 7.1 shall not be subject to waiver except by a written instrument executed by all Commitment Parties.

Section 7.3 Conditions to the Obligations of the Debtors. The obligations of the Debtors to consummate the transactions contemplated hereby with the Commitment Parties is subject to (unless waived by the Company) the satisfaction of each of the following conditions:

(a) BCA Approval Order. The Bankruptcy Court shall have entered the BCA Approval Order and such Order shall be a Final Order.

(b) Plan Solicitation Order. The Bankruptcy Court shall have entered the Plan Solicitation Order, and such Order shall be a Final Order.

(c) Confirmation Order. The Bankruptcy Court shall have entered the Confirmation Order, and such Order shall be a Final Order.

(d) [Reserved].

(e) Effective Date. The Effective Date shall have occurred, or shall be deemed to have occurred concurrently with the Closing, as applicable, in accordance with the terms and conditions in the Plan and in the Confirmation Order.

(f) Governmental Approvals. All waiting periods imposed by any Governmental Entity or Antitrust Authority in connection with the transactions contemplated by this Agreement shall have terminated or expired and all authorizations, approvals, consents or clearances under the Antitrust Laws or otherwise required by any Governmental Entity in connection with the transactions contemplated by this Agreement shall have been obtained or filed.

(g) No Legal Impediment to Issuance. No Law or Order shall have become effective or been enacted, adopted or issued by any Governmental Entity that prohibits the implementation of the Plan or the transactions contemplated by this Agreement.

(h) Representations and Warranties.

(i) The representations and warranties of the Commitment Parties contained in this Agreement that are qualified by “materiality” or “material adverse effect” or words or similar import shall be true and correct in all respects on and as of the Closing Date with the same effect as if made on and as of the Closing Date (except for such representations and warranties made as of a specified date, which shall be true and correct in all respects only as of the specified date).

(ii) The representations and warranties of the Commitment Parties contained in this Agreement that are not qualified by “materiality” or “material adverse effect” or words or similar import shall be true and correct in all material respects on and as of the Closing Date with the same effect as if made on and as of the Closing Date (except for such representations and warranties made as of a specified date, which shall be true and correct in all material respects only as of the specified date).

(i) Covenants. The Commitment Parties shall have performed and complied, in all material respects, with all of their covenants and agreements contained in this Agreement and in any other document delivered pursuant to this Agreement.

(j) Exit Facility. The Exit Facility shall have become effective and shall otherwise be in form and substance substantially in accordance with the Exit Facility Term Sheet.

(k) Pre-Hearing Letter Agreement. The Pre-Hearing Letter Agreement shall have been executed and delivered by the Commitment Parties, shall otherwise have become effective with respect to the Company, and shall be in full force and effect.

ARTICLE VIII

INDEMNIFICATION AND CONTRIBUTION

Section 8.1 Indemnification Obligations. Following the entry of the BCA Approval Order, the Company, the Reorganized Company and the other Debtors (the “Indemnifying Parties” and each, an “Indemnifying Party”) shall, jointly and severally, indemnify and hold harmless each Commitment Party and its Affiliates, equity holders, members, partners, general partners, managers and its and their respective Representatives and controlling persons (each, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and costs and expenses (other than Taxes of the Commitment Parties except to the extent otherwise provided for in this Agreement) arising out of a claim asserted by a third-party (collectively, “Losses”) that any such Indemnified Person may incur or to which any such Indemnified Person may become subject arising out of or in connection with this Agreement, the Plan and the transactions contemplated hereby and thereby, including the Backstop Commitment, the Rights Offerings, the payment of the Commitment Premium or the use of the proceeds of the Rights Offerings, or any claim, challenge, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any Indemnified Person is a party thereto, whether or not such proceedings are brought by the Company, the Reorganized Company, the other Debtors, their respective equity holders, Affiliates, creditors or any other Person, and reimburse each Indemnified Person upon demand for reasonable documented (with such documentation subject to redaction to preserve attorney client and work product privileges) legal or other third-party expenses incurred in connection with investigating, preparing to defend or defending, or providing evidence in or preparing to serve or serving as a witness with respect to, any lawsuit, investigation, claim or other proceeding relating to any of the foregoing (including in connection with the enforcement of the indemnification obligations set forth herein), irrespective of whether or not the transactions contemplated by this Agreement or the Plan are consummated or whether or not this Agreement is terminated; provided, that the foregoing indemnity will not, as to any Indemnified Person, apply to Losses (a) as to a Defaulting Commitment Party, its Related Parties or any Indemnified Person related thereto, caused by a Commitment Party Default by such Commitment Party, or (b) to the extent they are found by a final, non-appealable judgment of a court of competent jurisdiction to arise from the bad faith, willful misconduct or gross negligence of such Indemnified Person.

Section 8.2 Indemnification Procedure. Promptly after receipt by an Indemnified Person of notice of the commencement of any claim, challenge, litigation, investigation or proceeding (an “Indemnified Claim”), such Indemnified Person will, if a claim is to be made hereunder against the Indemnifying Party in respect thereof, notify the Indemnifying Party in writing of the commencement thereof; provided, that (a) the omission to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability that it may have hereunder except to the extent it has been materially prejudiced by such failure and (b) the omission to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability that it may have to such Indemnified Person otherwise than on account of this Article VIII. In case any such Indemnified Claims are brought against any Indemnified Person and it notifies the Indemnifying Party of the commencement thereof, the Indemnifying Party will be entitled to participate therein, and, at its election by providing written notice to such Indemnified Person, the Indemnifying Party will be entitled to assume the defense thereof, with counsel reasonably acceptable to such Indemnified Person; provided, that if the parties (including any impleaded parties) to any such Indemnified Claims include both such Indemnified Person and the Indemnifying Party and based on advice of such Indemnified Person’s counsel there are legal defenses available to such Indemnified Person that are different from or additional to those available to the Indemnifying Party, such Indemnified Person shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such Indemnified Claims. Upon receipt of notice from the Indemnifying Party to such Indemnified Person of its election to so assume the defense of such Indemnified Claims with counsel reasonably acceptable to the Indemnified Person, the Indemnifying Party shall not be liable to such Indemnified Person for expenses incurred by such Indemnified Person in connection with the defense thereof or participation therein (other than reasonable costs of investigation) unless (i) such Indemnified Person shall have employed separate counsel (in addition to any local counsel) in connection with the assertion of legal defenses in accordance with the proviso to the immediately preceding sentence (it being understood, however, that the Indemnifying Party shall not be liable for the expenses of more than one separate counsel representing the Indemnified Persons who are parties to such Indemnified Claims (in addition to one local counsel in each jurisdiction in which local counsel is required)), (ii) the Indemnifying Party shall not have employed counsel reasonably acceptable to such Indemnified Person to represent such Indemnified Person within a reasonable time after the Indemnifying Party has received notice of commencement of the Indemnified Claims from, or delivered on behalf of, the Indemnified Person, (iii) after the Indemnifying Party assumes the defense of the Indemnified Claims, the Indemnified Person determines in good faith that the Indemnifying Party has failed or is failing to defend such claim and provides written notice of such determination and the basis for such determination, and such failure is not reasonably cured within ten (10) Business Days of receipt of such notice, or (iv) the Indemnifying Party shall have authorized in writing the employment of counsel for such Indemnified Person. Notwithstanding anything herein to the contrary, the Debtors shall have sole control over any Tax controversy or Tax audit and shall be permitted to settle any liability for Taxes of the Debtors.

Section 8.3 Settlement of Indemnified Claims. In connection with any Indemnified Claim for which an Indemnified Person is assuming the defense in accordance with this Article VIII, the Indemnifying Party shall not be liable for any settlement of any Indemnified Claims effected by such Indemnified Person without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed). If any settlement of any Indemnified Claims is consummated with the written consent of the Indemnifying Party or if there is a final judgment for the plaintiff in any such Indemnified Claims, the Indemnifying Party agrees to indemnify and hold harmless each Indemnified Person from and against any and all Losses by reason of such settlement or judgment to the extent such Losses are otherwise subject to indemnification by the Indemnifying Party hereunder in accordance with, and subject to the limitations of, this Article VIII. The Indemnifying Party shall not, without the prior written consent of an Indemnified Person (which consent shall be granted or withheld, conditioned or delayed in the Indemnified Person’s sole discretion), effect any settlement of any pending or threatened Indemnified Claims in respect of which indemnity or contribution has been sought hereunder by such Indemnified Person unless (i) such settlement includes an unconditional release of such Indemnified Person in form and substance satisfactory to such Indemnified Person from all liability on the claims that are the subject matter of such Indemnified Claims and (ii) such settlement does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person.

Section 8.4 Contribution. If for any reason the foregoing indemnification is unavailable to any Indemnified Person or insufficient to hold it harmless from Losses that are subject to indemnification pursuant to Section 8.1, then the Indemnifying Party shall contribute to the amount paid or payable by such Indemnified Person as a result of such Loss in such proportion as is appropriate to reflect not only the relative benefits received by the Indemnifying Party, on the one hand, and such Indemnified Person, on the other hand, but also the relative fault of the Indemnifying Party, on the one hand, and such Indemnified Person, on the other hand, as well as any relevant equitable considerations. It is hereby agreed that the relative benefits to the Indemnifying Party, on the one hand, and all Indemnified Persons, on the other hand, shall be deemed to be in the same proportion as (a) the total value received or proposed to be received by the Company and the Reorganized Company pursuant to the issuance and sale of the Unsubscribed Shares in the Rights Offerings contemplated by this Agreement and the Plan bears to (b) the Commitment Premium paid or proposed to be paid to the Commitment Parties. The Indemnifying Parties also agree that no Indemnified Person shall have any liability based on their comparative or contributory negligence or otherwise to the Indemnifying Parties, any Person asserting claims on behalf of or in right of any of the Indemnifying Parties, or any other Person in connection with an Indemnified Claim.

Section 8.5 Treatment of Indemnification Payments. All amounts paid by an Indemnifying Party to an Indemnified Person under this Article VIII shall, to the extent permitted by applicable Law, be treated as adjustments to the Per Share Purchase Price (or Per Share Discounted Purchase Price, as applicable) for all Tax purposes. The provisions of this Article VIII are an integral part of the transactions contemplated by this Agreement and without these provisions the Commitment Parties would not have entered into this Agreement. The BCA Approval Order shall provide that the obligations of the Company and the Reorganized Company under this Article VIII shall constitute allowed administrative expenses of the Debtors’ estate under sections 503(b) and 507 of the Bankruptcy Code and are payable without further Order of the Bankruptcy Court, and that the Company and the Reorganized Company may comply with the requirements of this Article VIII without further Order of the Bankruptcy Court.

Section 8.6 No Survival. All representations, warranties, covenants and agreements made in this Agreement shall not survive the Closing Date except for covenants and agreements that by their terms are to be satisfied after the Closing Date, which covenants and agreements shall survive until satisfied in accordance with their terms.

ARTICLE IX

TERMINATION

Section 9.1 Consensual Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date by mutual written consent of the Company and the Requisite Commitment Parties.

Section 9.2 Automatic Termination. Notwithstanding anything to the contrary in this Agreement, unless and until there is an unstayed Order of the Bankruptcy Court providing that the giving of notice under and/or termination of this Agreement in accordance with its terms is not prohibited by the automatic stay imposed by section 362 of the Bankruptcy Code, and except as otherwise provided in this Section 9.2, at which point this Agreement may be terminated by the Requisite Commitment Parties upon written notice to the Company upon the occurrence of any of the following Events, this Agreement shall terminate automatically without any further action or notice by any Party at 5:00 p.m., New York City time on the fifth Business Day following the occurrence of any of the following Events; provided that the Requisite Commitment Parties may waive such termination or extend any applicable dates in accordance with Section 10.7:

(a) the Closing Date has not occurred by 11:59 p.m., New York City time on March 1, 2017 (as may be extended pursuant to Section 2.3(e) or the following proviso, the “Outside Date”), unless prior thereto the Effective Date occurs and each Rights Offering has been consummated; provided, that the Outside Date may be waived or extended (but not beyond 5:00 p.m., New York City time on May 1, 2017) with the prior written consent of the Requisite Commitment Parties;

(b) the obligations of the Consenting Noteholders under the Restructuring Support Agreement are terminated in accordance with the terms of the Restructuring Support Agreement;

(c) [Reserved].

(d) (i) the Company or the other Debtors shall have breached any representation, warranty, covenant or other agreement made by the Company or the other Debtors in this Agreement or any such representation or warranty shall have become inaccurate and such breach or inaccuracy would, individually or in the aggregate, cause a condition set forth in Section 7.1(l), Section 7.1(m), or Section 7.1(n) not to be satisfied, (ii) the Commitment Parties shall have delivered written notice of such breach or inaccuracy to the Company, (iii) such breach or inaccuracy is not cured by the Company or the other Debtors by the tenth (10th) Business Day after receipt of such notice, and (iv) as a result of such failure to cure, any condition set forth in Section 7.1(l), Section 7.1(m), or Section 7.1(n) is not capable of being satisfied; provided, that, this Agreement shall not terminate automatically pursuant to this Section 9.2(d) if the Commitment Parties are then in willful or intentional breach of this Agreement;

(e) any Law or final and non-appealable Order shall have been enacted, adopted or issued by any Governmental Entity that prohibits the implementation of the Plan or any Rights Offering or the transactions contemplated by this Agreement, the other Transaction Agreements or the Registration Rights Agreement in a way that cannot be remedied by the Debtors subject to the reasonable satisfaction of the Requisite Commitment Parties;

(f) (i) the Debtors have materially breached their obligations under Section 6.13; (ii) the Bankruptcy Court approves or authorizes an Alternative Transaction; or (iii) any of the Debtors enters into any Contract providing for the consummation of any Alternative Transaction;

(g) [Reserved];

(h) the Company or any other Debtor (i) materially and adversely (to the Commitment Parties) amends or modifies, or files a pleading seeking authority to amend or modify, the Definitive Documentation in a manner that is materially inconsistent with this Agreement without the consent (not to be unreasonably withheld, conditioned or delayed) of the Requisite Commitment Parties or (ii) publicly announces its intention to take any such action listed in sub-clauses (i) of this subsection;

(i) the BCA Approval Order, Plan Solicitation Order, or Confirmation Order is terminated, reversed, stayed, dismissed, vacated, or reconsidered, or any such Order is modified or amended after entry without the prior acquiescence or written consent (not to be unreasonably withheld, conditioned or delayed) of the Requisite Commitment Parties in a manner that prevents or prohibits the consummation of the Restructuring Transactions contemplated in this Agreement or any of the Definitive Documents in a way that cannot be remedied by the Debtors subject to the reasonable satisfaction of the Requisite Commitment Parties;

(j) any of the Orders approving the Exit Facility, the Backstop Commitment Agreement, the Rights Offering Procedures, the Plan or the Disclosure Statement, or the Confirmation Order are reversed, stayed, dismissed, vacated or reconsidered or modified or amended without the acquiescence or written consent (not to be unreasonably withheld, conditioned or delayed) of the Requisite Commitment Parties (and such action has not been reversed or vacated within thirty (30) calendar days after its issuance) in a manner that prevents or prohibits the consummation of the Restructuring Transactions contemplated in this Agreement or any of the Definitive Documents in a way that cannot be remedied by the Debtors subject to the reasonable satisfaction of the Requisite Commitment Parties;

(k) any LINN Second Lien Notes Claim is wholly or partially Allowed as a Secured Claim under the Plan or otherwise by the Bankruptcy Court (other than claims that are deemed allowed under section 502(a) of the Bankruptcy Code); or

(l) the Parties have not entered into the Pre-Hearing Letter Agreement on or prior to the date on which the Backstop Agreement Motion is heard by the Bankruptcy Court.

Section 9.3 Termination by the Company.

This Agreement may be terminated by the Company upon written notice to each Commitment Party upon the occurrence of any of the following Events, subject to the rights of the Company to fully and conditionally waive, in writing, on a prospective or retroactive basis the occurrence of such Event (each, a “Linn Termination Event”):

(a) any Law or final and non-appealable Order shall have been enacted, adopted or issued by any Governmental Entity that prohibits the implementation of the Plan or any Rights Offering or the transactions contemplated by this Agreement, the other Transaction Agreements or the Registration Rights Agreement in a way that cannot be remedied by the Debtors subject to the reasonable satisfaction of the Requisite Commitment Parties;

(b) subject to the right of the Commitment Parties to arrange a Commitment Party Replacement in accordance with Section 2.3(a) or Section 2.3(b) (which will be deemed to cure any breach by the replaced Commitment Party pursuant to this subsection (b)), (i) any Commitment Party shall have breached any representation, warranty, covenant or other agreement made by such Commitment Party in this Agreement or any such representation or warranty shall have become inaccurate and such breach or inaccuracy would, individually or in the aggregate, cause a condition set forth in Section 7.3(h) or Section 7.3(i) not to be satisfied, (ii) the Company shall have delivered written notice of such breach or inaccuracy to such Commitment Party, (iii) such breach or inaccuracy is not cured by such Commitment Party by the tenth (10th) Business Day after receipt of such notice, and (iv) as a result of such failure to cure, any condition set forth in Section 7.3(h) or Section 7.3(i) is not capable of being satisfied; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.3(b) if it is then in willful or intentional breach of this Agreement;

(c) the BCA Approval Order, Plan Solicitation Order, or Confirmation Order is terminated, reversed, stayed, dismissed, vacated, or reconsidered, or any such Order is modified or amended after entry without the prior acquiescence or written consent (not to be unreasonably withheld, conditioned or delayed) of the Company in a manner that prevents or prohibits the consummation of the Restructuring Transactions contemplated in this Agreement or any of the Definitive Documents in a way that cannot be remedied by the Commitment Parties subject to the reasonable satisfaction of the Debtors;

(d) any of the Orders approving the Exit Facility, the Backstop Commitment Agreement, the Rights Offering Procedures, the Plan or the Disclosure Statement, or the Confirmation Order are reversed, stayed, dismissed, vacated or reconsidered or modified or amended without the acquiescence or consent (not to be unreasonably withheld, conditioned or delayed) of the Company (and such action has not been reversed or vacated within thirty (30) calendar days after its issuance) in a manner that prevents or prohibits the consummation of the Restructuring Transactions contemplated in this Agreement or any of the Definitive Documents in a way that cannot be remedied by the Commitment Parties subject to the reasonable satisfaction of the Debtors;

(e) solely if the Bankruptcy Court has entered the BCA Approval Order but has not yet entered the Confirmation Order, the board of directors of the Company determines that continued performance under this Agreement (including taking any action or refraining from taking any action and including, without limitation, the Plan or solicitation of the Plan) would be inconsistent with the exercise of its fiduciary duties (as reasonably determined by such entity in good faith after consultation with outside legal counsel and based on the advice of such counsel);

(f) the Restructuring Support Agreement is terminated in accordance with its terms;

(g) the Closing Date has not occurred by the Outside Date (as the same may be extended pursuant to Section 9.2(a) or Section 2.3(e)), unless prior thereto the Effective Date occurs and each Rights Offering has been consummated; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.3(g) if it is then in willful or intentional breach of this Agreement; or

(h) the Parties have not entered into the Pre-Hearing Letter Agreement on or prior to the date on which the Backstop Agreement Motion is heard by the Bankruptcy Court.

Section 9.4 Effect of Termination.

(a) Upon termination of this Agreement pursuant to this Article IX, this Agreement shall forthwith become void and there shall be no further obligations or liabilities on the part of the Parties; provided, that (i) the obligations of the Debtors to pay the Expense Reimbursement pursuant to Article III and to satisfy their indemnification obligations pursuant to Article VIII and to pay the Commitment Premium pursuant to Section 9.4(b) shall survive the termination of this Agreement and shall remain in full force and effect, in each case, until such obligations have been satisfied, (ii) the provisions set forth in Article VIII, this Section 9.4 and Article X shall survive the termination of this Agreement in accordance with their terms and (iii) subject to Section 10.10, nothing in this Section 9.4 shall relieve any Party from liability for its gross negligence or any willful or intentional breach of this Agreement. For purposes of this Agreement, “willful or intentional breach” means a breach of this Agreement that is a consequence of an act undertaken by the breaching Party with the knowledge that the taking of such act would, or would reasonably be expected to, cause a breach of this Agreement.

(b) If this Agreement is terminated for any reason other than by the Company under Section 9.3(b), the Debtors shall, promptly after the date of such termination, pay the Commitment Premium entirely in cash to the Commitment Parties or their designees, in accordance with Section 3.2. To the extent that all amounts due in respect of the Commitment Premium pursuant to this Section 9.4(b) have actually been paid by the Debtors to the Commitment Parties in connection with a termination of this Agreement, the Commitment Parties shall not have any additional recourse against the Debtors for any obligations or liabilities relating to or arising from this Agreement, except for liability for gross negligence or willful or intentional breach of this Agreement pursuant to Section 9.4(a). Except as set forth in this Section 9.4(b), the Commitment Premium shall not be payable upon the termination of this Agreement. The Commitment Premium shall, pursuant to the BCA Approval Order, constitute allowed administrative expenses of the Debtors’ estate under sections 503(b) and 507 of the Bankruptcy Code.

ARTICLE X

GENERAL PROVISIONS

Section 10.1 Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via electronic facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the Parties at the following addresses (or at such other address for a Party as may be specified by like notice):

(a)	If to the Company or any of the other Debtors:

Linn Energy, LLC
JPMorgan Chase Tower
600 Travis, Suite 5100
Houston, Texas 77002
Tel:	(281) 840-4000
Fax:	(832) 426-5956
Attn:	Candice Wells
Email:	cwells@linnenergy.com

with copies (which shall not constitute notice) to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022,
Tel:	(212) 446-4800
Fax:	(212) 446-4900
Attn:	Paul Basta, P.C.; Stephen E. Hessler, P.C.; Brian Lennon, Esq.
E-mail:	paul.basta@kirkland.com;
stephen.hessler@kirkland.com;
brian.lennon@kirkland.com

and

Kirkland & Ellis LLP

300 North LaSalle

Chicago, Illinois 60654

Tel:      (312) 862-2000

Fax:     (312) 862-2200

Attn:    Alexandra Schwarzman, Esq.

Email:  alexandra.schwarzman@kirkland.com

(b)	If to the Commitment Parties:

To each Commitment Party at the addresses or e-mail addresses set forth below the Commitment Party’s signature in its signature page to this Agreement.

with a copy (which shall not constitute notice) to:

Milbank, Tweed, Hadley & McCloy LLP

28 Liberty Street

New York, New York 10005-1413

Tel:        (212) 530-5000

Fax:       (212) 530-5219

Attn:      Mark Mandel; Paul Denaro; Brian Kelly; Michael Price

Email:  mmandel@milbank.com

pdenaro@milbank.com

bkelly@milbank.com

mprice@milbank.com

and

O’Melveny & Myers LLP

7 Times Square

New York, New York 10036

Tel:  (212) 326-2000

Fax: (212) 326-2061

Attn: John Rapisardi and David Johnson, Jr.

Email: jrapisardi@omm.com

djohnson@omm.com

Section 10.2 Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any Party (whether by operation of Law or otherwise) without the prior written consent of the Company and the Requisite Commitment Parties, other than an assignment by a Commitment Party expressly permitted by Section 2.3 or Section 2.6 and any purported assignment in violation of this Section 10.2 shall be void ab initio. Except as provided in Article VIII with respect to the Indemnified Persons, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any Person any rights or remedies under this Agreement other than the Parties.

Section 10.3 Prior Negotiations; Entire Agreement.

(a) This Agreement (including the agreements attached as Exhibits to and the documents and instruments referred to in this Agreement) constitutes the entire agreement of the Parties and supersedes all prior agreements, arrangements or understandings, whether written or oral, among the Parties with respect to the subject matter of this Agreement, except that the Parties hereto acknowledge that any confidentiality agreements heretofore executed among the Parties and the Restructuring Support Agreement (including the Restructuring Term Sheet) will each continue in full force and effect.

(b) Notwithstanding anything to the contrary in the Plan (including any amendments, supplements or modifications thereto) or the Confirmation Order (and any amendments, supplements or modifications thereto) or an affirmative vote to accept the Plan submitted by any Commitment Party, nothing contained in the Plan (including any amendments, supplements or modifications thereto) or Confirmation Order (including any amendments, supplements or modifications thereto) shall alter, amend or modify the rights of the Commitment Parties under this Agreement unless such alteration, amendment or modification has been made in accordance with Section 10.7.

Section 10.4 Governing Law; Venue. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE

STATE OF NEW YORK, WITHOUT REGARD TO SUCH STATE’S CHOICE OF LAW PROVISIONS WHICH WOULD REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION. BY ITS EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES FOR ITSELF THAT ANY LEGAL ACTION, SUIT, OR PROCEEDING AGAINST IT WITH RESPECT TO ANY MATTER ARISING UNDER OR ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT RENDERED IN ANY SUCH ACTION, SUIT, OR PROCEEDING, MAY BE BROUGHT IN THE BANKRUPTCY COURT, AND BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH OF THE PARTIES IRREVOCABLY ACCEPTS AND SUBMITS ITSELF TO THE EXCLUSIVE JURISDICTION OF SUCH COURT, GENERALLY AND UNCONDITIONALLY, WITH RESPECT TO ANY SUCH ACTION, SUIT OR PROCEEDING. THE PARTIES HEREBY AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING TO AN ADDRESS PROVIDED IN WRITING BY THE RECIPIENT OF SUCH MAILING, OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW, SHALL BE VALID AND SUFFICIENT SERVICE THEREOF AND HEREBY WAIVE ANY OBJECTIONS TO SERVICE ACCOMPLISHED IN THE MANNER HEREIN PROVIDED.

Section 10.5 Waiver of Jury Trial. EACH PARTY HEREBY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY JURISDICTION IN ANY ACTION, SUIT OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE AMONG THE PARTIES UNDER THIS AGREEMENT, WHETHER IN CONTRACT, TORT OR OTHERWISE.

Section 10.6 Counterparts. This Agreement may be executed in any number of counterparts, all of which will be considered one and the same agreement and will become effective when counterparts have been signed by each of the Parties and delivered to each other Party (including via facsimile or other electronic transmission), it being understood that each Party need not sign the same counterpart.

Section 10.7 Waivers and Amendments; Rights Cumulative; Consent. This Agreement may be amended, restated, modified or changed only by a written instrument signed by the Company and the Requisite Commitment Parties; provided, that (a) any Commitment Party’s prior written consent shall be required for any amendment that would, directly or indirectly: (i) modify such Commitment Party’s Backstop Commitment Percentage, (ii) increase the Per Share Discounted Purchase Price or the Per Share Purchase Price, (iii) decrease the Commitment Premium or adversely modify in any material respect the method of payment thereof, (iv) increase the Backstop Commitment of such Commitment Party or (v) have a materially adverse and disproportionate effect on such Commitment Party; (b) the prior written consent of each Initial Commitment Party shall be required for any amendment to the definition of “Requisite Commitment Parties”; and (c) no amendment or modification of the rights or obligations of the Unsecured Commitment Parties or the Secured Commitment Parties or the terms of the Unsecured Rights Offering or the Secured Rights Offering as set forth under this Agreement may be made unless either (i) such amendments or modifications are applied to the rights or obligations of each of the Unsecured Commitment Parties and the Secured Commitment Parties mutatis mutandis or applied to the terms of the Unsecured Rights Offering and the Secured Rights Offering mutatis mutandis, as applicable or (ii) Unsecured Commitment Parties holding at least 66 2/3% of the aggregate Unsecured Backstop Commitment Percentage and Secured Commitment Parties holding at least 66 2/3% of the aggregate Secured Backstop Commitment Percentage consent to such amendment or modification. Notwithstanding the foregoing, the Backstop Commitment Schedule shall be revised as necessary without requiring a written instrument signed by the Company and the Requisite Commitment Parties to reflect changes in the composition of the Commitment Parties and Backstop Commitment Percentages as a result of Transfers permitted in accordance with the terms and conditions of this Agreement. The terms and conditions of this Agreement (other than the conditions set forth in Section 7.1 and Section 7.3, the waiver of which shall be governed solely by Article VII) may be waived (A) by the Debtors only by a written instrument executed by the Company and (B) by the Requisite Commitment Parties only by a written instrument executed by the Requisite Commitment Parties. No delay on the part of any Party in exercising any right, power or privilege pursuant to this Agreement will operate as a waiver thereof, nor will any waiver on the part of any Party of any right, power or privilege pursuant to this Agreement, nor will any single or partial exercise of any right, power or privilege pursuant to this Agreement, preclude any other or further exercise thereof or the exercise of any other right, power or privilege pursuant to this Agreement.

Section 10.8 Headings. The headings in this Agreement are for reference purposes only and will not in any way affect the meaning or interpretation of this Agreement.

Section 10.9 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to an injunction or injunctions without the necessity of posting a bond to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Unless otherwise expressly stated in this Agreement, no right or remedy described or provided in this Agreement is intended to be exclusive or to preclude a Party from pursuing other rights and remedies to the extent available under this Agreement, at law or in equity.

Section 10.10 Damages. Notwithstanding anything to the contrary in this Agreement, none of the Parties will be liable for, and none of the Parties shall claim or seek to recover, any punitive, special, indirect or consequential damages or damages for lost profits.

Section 10.11 No Reliance. No Commitment Party or any of its Related Parties shall have any duties or obligations to the other Commitment Parties in respect of this Agreement, the Plan or the transactions contemplated hereby or thereby, except those expressly set forth herein. Without limiting the generality of the foregoing, (a) no Commitment Party or any of its Related Parties shall be subject to any fiduciary or other implied duties to the other Commitment Parties, (b) no Commitment Party or any of its Related Parties shall have any duty to take any discretionary action or exercise any discretionary powers on behalf of any other Commitment Party, (c) no Commitment Party or any of its Related Parties shall have any duty to the other Commitment Parties to obtain, through the exercise of diligence or otherwise, to investigate, confirm, or disclose to the other Commitment Parties any information relating to the Company or any of its Subsidiaries that may have been communicated to or obtained by such Commitment Party or any of its Affiliates in any capacity, (d) no Commitment Party may rely, and each Commitment Party confirms that it has not relied, on any due diligence investigation that any other Commitment Party or any Person acting on behalf of such other Commitment Party may have conducted with respect to the Company or any of its Affiliates or any of their respective securities, and (e) each Commitment Party acknowledges that no other Commitment Party is acting as a placement agent, initial purchaser, underwriter, broker or finder with respect to its Unsubscribed Shares or Backstop Commitment Percentage of its Backstop Commitment.

Section 10.12 Publicity. At all times prior to the Closing Date or the earlier termination of this Agreement in accordance with its terms, the Company and the Commitment Parties shall consult with each other prior to issuing any press releases (and provide each other a reasonable opportunity to review and comment upon such release) or otherwise making public announcements with respect to the transactions contemplated by this Agreement, it being understood that nothing in this Section 10.12 shall prohibit any Party from filing any motions or other pleadings or documents with the Bankruptcy Court in connection with the Chapter 11 Cases.

Section 10.13 Settlement Discussions. This Agreement and the transactions contemplated herein are part of a proposed settlement of a dispute between the Parties. Nothing herein shall be deemed an admission of any kind. Pursuant to Section 408 of the U.S. Federal Rules of Evidence and any applicable state rules of evidence, this Agreement and all negotiations relating thereto shall not be admissible into evidence in any Legal Proceeding, except to the extent filed with, or disclosed to, the Bankruptcy Court in connection with the Chapter 11 Cases (other than a Legal Proceeding to approve or enforce the terms of this Agreement).

Section 10.14 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, and notwithstanding the fact that certain of the Parties may be partnerships or limited liability companies, each Party covenants, agrees and acknowledges that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any Party’s Affiliates, or any of such Party’s Affiliates’ or respective Related Parties in each case other than the Parties to this Agreement and each of their respective successors and permitted assignees under this Agreement, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any of the Related Parties, as such, for any obligation or liability of any Party under this Agreement or any documents or instruments delivered in connection herewith for any claim based on, in respect of or by reason of such obligations or liabilities or their creation; provided, however, nothing in this Section 10.14 shall relieve or otherwise limit the liability of any Party hereto or any of their respective successors or permitted assigns for any breach or violation of its obligations under this Agreement or such other documents or instruments. For the avoidance of doubt, none of the Parties will have any recourse, be entitled to commence any proceeding or make any claim under this Agreement or in connection with the transactions contemplated hereby except against any of the Parties or their respective successors and permitted assigns, as applicable.

IN WITNESS WHEREOF, the undersigned Parties have duly executed this Agreement as of the date first above written.

LINN ENERGY, LLC

By:	/s/ David B. Rottino
	Name:	David B. Rottino
	Title:	Executive Vice President and Chief Financial Officer

[Signature page to Backstop Commitment Agreement]

[Creditor signature pages redacted.]

Schedule 1A

Unsecured Backstop Commitment Schedule

[REDACTED]

Schedule 1B

Secured Backstop Commitment Schedule

[REDACTED]

Company Disclosure Schedule

Section 1.1

Contracts

ISDA Master Agreement and Schedule, by and between Linn Energy Holdings, LLC and Morgan Stanley Capital Group Inc., dated as of August 31, 2016

ISDA Master Agreement and Schedule, by and between Linn Energy Holdings, LLC and BP Energy Company, dated as of August 31, 2016

ISDA Master Agreement and Schedule, by and between Linn Energy Holdings, LLC and Macquarie Bank Limited, dated as of August 31, 2016

ISDA Master Agreement and Schedule, by and between Linn Energy Holdings, LLC and JPMorgan Chase Bank, N.A., dated as of September 29, 2016

ISDA Master Agreement and Schedule, by and between Linn Energy Holdings, LLC and, Cargill Incorporated, dated as of October 14, 2016

Exhibit A

Rights Offering Procedures

LINN ENERGY, LLC (THE “COMPANY”),

ON BEHALF OF AN ENTITY TO BE FORMED LATER

RIGHTS OFFERING PROCEDURES

Each Rights Offering Share (as defined below) is being distributed and issued by the Debtors without registration under the Securities Act of 1933, as amended (the “Securities Act”)1, in reliance upon the exemption provided in Section 1145 of the Bankruptcy Code. None of the LINN Rights or the Rights Offering Shares issuable upon exercise of such rights distributed pursuant to these Rights Offering Procedures have been or will be registered under the Securities Act, nor any state or local law requiring registration for offer and sale of a security.

The LINN Rights are not transferable, except as permitted by the LINN Backstop Agreement (with respect to the LINN Backstop Parties) or as agreed to by the Company and the Requisite Commitment Parties.

The Disclosure Statement (as defined below) has previously been distributed in connection with the Debtors’ solicitation of votes to accept or reject the Plan (as defined below) and that document sets forth important information, including risk factors, that should be carefully read and considered by each Eligible Holder (as defined below) prior to making a decision to participate in the Rights Offerings. Additional copies of the Disclosure Statement are available upon request from the Subscription Agent.

The Rights Offerings are being conducted by the Company on behalf of Reorganized LINN in good faith and in compliance with the Bankruptcy Code. In accordance with Section 1125(e) of the Bankruptcy Code, a debtor or any of its agents that participate, in good faith and in compliance with the applicable provisions of the Bankruptcy Code, in the offer, issuance, sale, or purchase of a security offered or sold under the plan of the debtor, of an affiliate participating in a joint plan with the debtor, or of a newly organized successor to the debtor under the plan, is not liable, on account of such participation, for violation of any applicable law, rule, or regulation governing the offer, issuance, sale or purchase of securities.

[1]	Terms used and not defined herein shall have the meaning assigned to them in the Joint Chapter 11 Plan of Reorganization of Linn Energy, LLC and Its Debtor Affiliates (as may be amended, modified, or supplemented from time to time, the “Plan”).

Eligible Holders should note the following times relating to the Rights Offerings:

Date	Calendar Date	Event
Record Date	[•],2016	The date and time fixed by the Company for the determination of the holders eligible to participate in the Rights Offerings.

Subscription Commencement Date	[•],2016	Commencement of the Rights Offerings.

Subscription Expiration Deadline	4:00 p.m. Central Time on [•], 2016

The deadline for Eligible Holders to subscribe for Rights Offering Shares. An Eligible Holder’s applicable Beneficial Holder Subscription Form(s) (with accompanying IRS Form W-9 or appropriate IRS Form W-8, as applicable) must be received by the Eligible Holder’s Nominee (as defined below) in sufficient time to allow such Nominee to deliver the Master Subscription Form to the Subscription Agent by the Subscription Expiration Deadline.

Eligible Holders who are not LINN Backstop Parties must deliver the aggregate Purchase Price (as defined below) by the Subscription Expiration Deadline.

Eligible Holders who are LINN Backstop Parties must deliver the aggregate Purchase Price no later than the deadline specified in the Funding Notice (as defined below) in accordance with the terms of the LINN Backstop Agreement.

To Eligible Holders and Nominees of Eligible Holders:

On [•], 2016, the Debtors filed the Plan with the United States Bankruptcy Court for the Southern District of Texas, Victoria Division, and the Disclosure Statement for the Joint Chapter 11 Plan of Reorganization of Linn Energy, LLC and Its Debtor Affiliates (as may be amended from time to time in accordance with its terms, the “Disclosure Statement”). Pursuant to the Plan, each holder of an Allowed LINN Unsecured Notes Claim as of the Record Date (each such holder, an “Eligible Unsecured Holder”) has a right to participate in the Unsecured Rights Offering (as defined below), and each holder of an Allowed LINN Second Lien Notes Claim as of the Record Date (each such holder, an “Eligible Secured Holder” and, together with the Eligible Unsecured Holders, “Eligible Holders”) has a right to participate in the Secured Rights Offering (as defined below), in each case, in accordance with the terms and conditions of these Rights Offering Procedures. The Unsecured Rights Offering and the Secured Rights Offering are collectively referred to herein as the “Rights Offerings”.

Pursuant to the Plan, each Eligible Unsecured Holder will receive rights to subscribe for its pro rata portion of a rights offering of Reorganized LINN Common Stock in an aggregate amount of $319,004,408 (the “Unsecured Rights Offering,” and such shares, the “Unsecured Rights Offering Shares”), provided that it timely and properly executes and delivers its applicable Beneficial Holder Subscription Form(s) (with accompanying IRS Form W-9 or appropriate IRS Form W-8, as applicable) to the Subscription Agent or its Nominee, as applicable, in advance of the Subscription Expiration Deadline. Each such Nominee will receive a Master Subscription Form which it shall use to summarize the LINN Rights exercised by each Eligible Unsecured Holder that timely returns the applicable properly filled out Beneficial Holder Subscription Form(s) to such Nominee. Beneficial Holder Subscription Forms should only be returned directly to the Subscription Agent if the Eligible Unsecured Holder is the direct holder of record on the books of the applicable indenture trustee and does not hold its LINN Unsecured Notes Claim through a Nominee.

Pursuant to the Plan, each Eligible Secured Holder will receive rights to subscribe for its pro rata portion of a rights offering of Reorganized LINN Common Stock in an aggregate amount of $210,995,592 (the “Secured Rights Offering,” and such shares, the “Secured Rights Offering Shares” and, together with the Unsecured Rights Offering Shares, the “Rights Offering Shares”), provided that it timely and properly executes and delivers its applicable Beneficial Holder Subscription Form(s) (with accompanying IRS Form W-9 or appropriate IRS Form W-8, as applicable) to the Subscription Agent or its Nominee, as applicable, in advance of the Subscription Expiration Deadline. Each such Nominee will receive a Master Subscription Form which it shall use to summarize the LINN Rights exercised by each Eligible Secured Holder that timely returns the applicable properly filled out Beneficial Holder Subscription Form(s) to such Nominee. Beneficial Holder Subscription Forms should only be returned directly to the Subscription Agent if the Eligible Secured Holder is the direct holder of record on the books of the applicable indenture trustee and does not hold its LINN Second Lien Notes Claim through a Nominee.

Please note that all Beneficial Holder Subscription Forms (with accompanying IRS Form W-9 or appropriate IRS Form W-8, as applicable) must be returned to the applicable Nominee in sufficient time to allow such Nominee to process and deliver the Master Subscription Form and copies of all Beneficial Holder Subscription Forms, and the accompanying IRS Forms prior to the Subscription Expiration Deadline. To the extent of any discrepancy between the Master Subscription Form and the Beneficial Holder Subscription Form(s) regarding the Eligible Holder’s principal amount, the Master Subscription Form shall govern. While the amount of time necessary for a Nominee to process and deliver the Master Subscription Form to the Subscription Agent will vary from Nominee to Nominee, Eligible Holders are urged to consult with their Nominees to determine the necessary deadline to return their Beneficial Holder Subscription Forms. Failure to submit such Beneficial Holder Subscription Forms on a timely basis will result in forfeiture of an Eligible Holder’s rights to participate in the Rights Offerings. None of the Company, the Subscription Agent or any of the LINN Backstop Parties will have any liability for any such failure.

No Eligible Holder shall be entitled to participate in the Rights Offerings unless the aggregate Purchase Price (as defined below) for the Rights Offering Shares it subscribes for is received by the Subscription Agent (i) in the case of an Eligible Holder that is not a LINN Backstop Party, by the Subscription Expiration Deadline, and (ii) in the case of an Eligible Holder that is a LINN Backstop Party, no later than the deadline specified in a written notice (a “Funding Notice”) delivered by or on behalf of the Debtors to the LINN Backstop Parties in accordance with Section [2.4] of the LINN Backstop Agreement (the “Backstop Funding Deadline”), provided that the LINN Backstop Parties may deposit their aggregate Purchase Price in the Escrow Account (as defined below), in accordance with the terms of the LINN Backstop Agreement. No interest is payable on any advanced funding of the Purchase Price. If the Rights Offerings are terminated for any reason, the aggregate Purchase Price previously received by the Subscription Agent will be returned to Eligible Holders as provided in Section 6 hereof. No interest will be paid on any returned Purchase Price. Any Eligible Holder who is not a LINN Backstop Party submitting payment via its Nominee must coordinate such payment with its Nominee in sufficient time to allow the Nominee to forward such payment to the Subscription Agent by the Subscription Expiration Deadline.

In order to participate in the Rights Offerings, an Eligible Holder must complete all of the steps outlined below. If all of the steps outlined below are not completed by the Subscription Expiration Deadline or the Backstop Funding Deadline, as applicable, an Eligible Holder shall be deemed to have forever and irrevocably relinquished and waived its right to participate in the Rights Offerings.

1. Rights Offerings

Eligible Unsecured Holders have the right, but not the obligation, to participate in the Unsecured Rights Offering, and Eligible Secured Holders have the right, but not the obligation, to participate in the Secured Rights Offering.

Eligible Unsecured Holders shall receive rights to subscribe for their pro rata portion of the Unsecured Rights Offering Shares, and Eligible Secured Holders shall receive rights to subscribe for their pro rata portion of the Secured Rights Offering Shares.

Subject to the terms and conditions set forth in the Plan and these Rights Offering Procedures, each Eligible Unsecured Holder is entitled to subscribe for up to:

•	[•] Unsecured Rights Offering Shares per $1,000 of Principal Amount of the 6.500% Senior Notes due May 2019;

•	[•] Unsecured Rights Offering Shares per $1,000 of Principal Amount of the 6.250% Senior Notes due November 2019;

•	[•] Unsecured Rights Offering Shares per $1,000 of Principal Amount of the 8.625% Senior Notes due April 2020;

•	[•] Unsecured Rights Offering Shares per $1,000 of Principal Amount of the 7.750% Senior Notes due February 2021; or

•	[•] Unsecured Rights Offering Shares per $1,000 of Principal Amount of the 6.500% Senior Notes due September 2021;

in each case at a purchase price of $[•] per share (the “Purchase Price”). The difference in the number of Rights Offering Shares that an Eligible Unsecured Holder is entitled to subscribe for with respect to each series of LINN Unsecured Notes is to take into account the differing amounts of pre-petition accrued and unpaid interest thereon.

Subject to the terms and conditions set forth in the Plan and these Rights Offering Procedures, each Eligible Secured Holder is entitled to subscribe for up to:

•	[•] Secured Rights Offering Shares per $1,000 of Principal Amount of the 12.000% Senior Secured Second Lien Notes due December 2020;

at the Purchase Price. The difference in the number of Rights Offering Shares that an Eligible Secured Holder is entitled to subscribe for with respect to the LINN Second Lien Notes compared to an Eligible Unsecured Holder is to take into account the differing amounts of pre-petition accrued and unpaid interest thereon as compared to the LINN Unsecured Notes and the amount of LINN Second Lien Notes Claims being allowed under the Plan being counted at double face value.

There will be no over-subscription privilege in the Rights Offerings. Any Rights Offering Shares that are unsubscribed by the Eligible Holders entitled thereto will not be offered to other Eligible Holders but will be purchased by the applicable LINN Backstop Parties in accordance with the LINN Backstop Agreement. Subject to the terms and conditions of the LINN Backstop Agreement, each LINN Backstop Party is obligated to purchase its pro rata portion of the applicable Rights Offering Shares.

Any Eligible Holder that subscribes for Rights Offering Shares and is deemed to be an “underwriter” under Section 1145(b) of the Bankruptcy Code will be subject to restrictions under the Securities Act on its ability to resell those securities. Resale restrictions are discussed in more detail in Article XII of the Disclosure Statement, entitled “Certain Securities Law Matters.”

SUBJECT TO THE TERMS AND CONDITIONS OF THE RIGHTS OFFERING PROCEDURES AND THE LINN BACKSTOP AGREEMENT IN THE CASE OF ANY LINN BACKSTOP PARTY, ALL SUBSCRIPTIONS SET FORTH IN THE APPLICABLE BENEFICIAL HOLDER SUBSCRIPTION FORM(S) ARE IRREVOCABLE.

2. Subscription Period

The Rights Offerings will commence on the Subscription Commencement Date and will expire at the Subscription Expiration Deadline. Each Eligible Holder intending to purchase Rights Offering Shares in any Rights Offering must affirmatively elect to exercise its LINN Rights in the manner set forth in the applicable Subscription Form by the Subscription Expiration Deadline.

Any exercise of LINN Unsecured Rights by an Eligible Unsecured Holder after the Subscription Expiration Deadline will not be allowed and any purported exercise received by the Subscription Agent after the Subscription Expiration Deadline, regardless of when the documents or payment relating to such exercise were sent, will not be honored, except that the Company shall have the discretion, with the consent of the members of the Steering Committee of the Ad Hoc Group of Unsecured Noteholders holding more than sixty-six and two-thirds percent (66-2/3%) of the Allowed LINN Unsecured Notes Claims held by all members of the Steering Committee of the Ad Hoc Group of Unsecured Noteholders at the time of the relevant determination (the “Unsecured Requisite Commitment Parties”), to allow any exercise of LINN Unsecured Rights after the Subscription Expiration Deadline.

Any exercise of LINN Secured Rights by an Eligible Secured Holder after the Subscription Expiration Deadline will not be allowed and any purported exercise received by the Subscription Agent after the Subscription Expiration Deadline, regardless of when the documents or payment relating to such exercise were sent, will not be honored, except that the Company shall have the discretion, with the consent of the members of the Steering Committee of the Ad Hoc Group of Secured Noteholders holding more than sixty-six and two-thirds percent (66-2/3%) of the Allowed LINN Second Lien Notes Claims held by all members of the Steering Committee of the Ad Hoc Group of Secured Noteholders at the time of the relevant determination (the “Secured Requisite Commitment Parties” and together with the Unsecured Requisite Commitment Parties, the “Requisite Commitment Parties”), to allow any exercise of LINN Secured Rights after the Subscription Expiration Deadline.

The Subscription Expiration Deadline may be extended with the consent of the Requisite Commitment Parties, or as required by law.

3. Delivery of Subscription Documents

Each Eligible Holder may exercise all or any portion of such Eligible Holder’s LINN Rights, but subject to the terms and conditions contained herein. In order to facilitate the exercise of the LINN Rights, beginning on the Subscription Commencement Date, the applicable Subscription Form and these Rights Offering Procedures will be sent to each Eligible Holder, together with appropriate instructions for the proper completion, due execution and timely delivery of the executed Subscription Form and the payment of the applicable aggregate Purchase Price for its Rights Offering Shares.

4. Exercise of LINN Rights

(a) In order to validly exercise its LINN Rights, each Eligible Holder that is not a LINN Backstop Party must:

i.	return duly completed and executed applicable Beneficial Holder Subscription Form(s) (with accompanying IRS Form W-9 or appropriate IRS Form W-8, as applicable) to the Subscription Agent or its Nominee, as applicable, so that, if applicable, such documents may be transmitted to the Subscription Agent by the Nominee, so that such documents are actually received by the Subscription Agent by the Subscription Expiration Deadline; and

ii.	at the same time it returns its Beneficial Holder Subscription Form(s) to its Nominee, but in no event later than the Subscription Expiration Deadline, pay, or arrange for the payment by its Nominee of, the applicable Purchase Price to the Subscription Agent by wire transfer ONLY of immediately available funds in accordance with the instructions included in the applicable Beneficial Holder Subscription Form(s).

(b) In order to validly exercise its LINN Rights, each Eligible Holder that is a LINN Backstop Party must:

i.	return duly completed and executed applicable Beneficial Holder Subscription Form(s) (with accompanying IRS Form W-9 or appropriate IRS Form W-8, as applicable) to the Subscription Agent or its Nominee, as applicable so that, if applicable, such documents may be transmitted to the Subscription Agent by the Nominee, so that such documents are actually received by the Subscription Agent by the Subscription Expiration Deadline; and

ii.	no later than the Backstop Funding Deadline, pay the applicable Purchase Price to the Subscription Agent or to the escrow account established and maintained by a third party satisfactory to the LINN Backstop Parties and the Company (the “Escrow Account”)[2] by wire transfer ONLY of immediately available funds in accordance with the wire instructions included in the Funding Notice.

[2]	NTD: BCA Parties to select an escrow agent prior to launch of the rights offerings

ALL LINN BACKSTOP PARTIES MUST PAY THEIR APPLICABLE PURCHASE PRICE DIRECTLY TO THE SUBSCRIPTION AGENT OR TO THE ESCROW ACCOUNT, AS APPLICABLE, AND SHOULD NOT PAY THEIR NOMINEE(S).

(c)	With respect to 4(a) and (b) above, each Eligible Holder must duly complete, execute and return the applicable Beneficial Holder Subscription Form(s) in accordance with the instructions herein to its Nominee in sufficient time to allow its Nominee to process its instructions and deliver to the Subscription Agent the Master Subscription Form, its completed Beneficial Holder Subscription Form(s) (with accompanying IRS Form W-9 or appropriate IRS Form W-8, as applicable), and, solely with respect to the Eligible Holders that are not LINN Backstop Parties, payment of the applicable Purchase Price, payable for the Rights Offering Shares elected to be purchased by such Eligible Holder, by the Subscription Expiration Deadline. Eligible Holders that are LINN Backstop Parties must deliver their payment of the applicable Purchase Price payable for the Rights Offering Shares elected to be purchased by such LINN Backstop Party directly to the Subscription Agent or to the Escrow Account, as applicable, no later than the Backstop Funding Deadline.

(d)	In the event that the funds received by the Subscription Agent or the Escrow Account, as applicable, from any Eligible Holder do not correspond to the Purchase Price payable for the Rights Offering Shares elected to be purchased by such Eligible Holder, the number of the Rights Offering Shares deemed to be purchased by such Eligible Holder will be the lesser of (a) the number of the Rights Offering Shares elected to be purchased by such Eligible Holder and (b) a number of the Rights Offering Shares determined by dividing the amount of the funds received by the Purchase Price, in each case up to such Eligible Holder’s pro rata portion of Rights Offering Shares.

(e)	The cash paid to the Subscription Agent in accordance with these Rights Offering Procedures will be deposited and held by the Subscription Agent in a segregated account until released to the Debtors in connection with the settlement of the Rights Offerings on the Effective Date. The Subscription Agent may not use such cash for any other purpose prior to the Effective Date and may not encumber or permit such cash to be encumbered with any lien or similar encumbrance. The cash held by the Subscription Agent hereunder shall not be deemed part of the Debtors’ bankruptcy estates.

5. Transfer Restriction; Revocation

The LINN Rights are not transferable, except as permitted by the LINN Backstop Agreement (with respect to the LINN Backstop Parties) or as agreed to by the Company and the Requisite Commitment Parties. If any LINN Rights are transferred by an Eligible Holder in contravention of the foregoing, the LINN Rights will be cancelled, and neither such Eligible Holder nor the purported transferee will receive any Rights Offering Shares otherwise purchasable on account of such transferred LINN Rights. Any Notes traded after the Record Date will not be traded with the LINN Rights attached.

Once an Eligible Holder has properly exercised its LINN Rights, subject to the terms and conditions contained in these Rights Offering Procedures and the LINN Backstop Agreement in the case of any LINN Backstop Party, such exercise will be irrevocable.

6. Termination/Return of Payment

Unless the Effective Date has occurred, the Rights Offerings will be deemed automatically terminated without any action of any party upon the earlier of (i) termination of the Plan or rejection of the Plan by all classes entitled to vote, (ii) termination of the Restructuring Support Agreement in accordance with its terms, (iii) termination of the LINN Backstop Agreement in accordance with its terms and (iv) the Outside Date (as defined in the LINN Backstop Agreement) (as such date may be extended pursuant to the terms of the LINN Backstop Agreement). In the event the Rights Offerings are terminated, any payments received pursuant to these Rights Offering Procedures will be returned, without interest, to the applicable Eligible Holder as soon as reasonably practicable, but in any event, within six (6) Business Days after the date of termination.

7. Settlement of the Rights Offerings and Distribution of the Rights Offering Shares

The settlement of the Rights Offerings is conditioned on confirmation of the Plan by the Bankruptcy Court, compliance by the Debtors with these Rights Offering Procedures, and the simultaneous occurrence of the Effective Date. The Debtors intend that the Rights Offering Shares will be issued to the Eligible Holders and/or to any party that an Eligible Holder so designates in the Beneficial Holder Subscription Form(s), in book-entry form, and that DTC, or its nominee, will be the holder of record of such Rights Offering Shares. To the extent DTC is unwilling or unable to make the Rights Offering Shares eligible on the DTC system, the Rights Offering Shares will be issued directly to the Eligible Holder or its designee.

8. Fractional Shares

No fractional rights or Rights Offering Shares will be issued in the Rights Offerings. All share allocations (including each Eligible Holder’s Rights Offering Shares) will be calculated and rounded down to the nearest whole share.

9. Validity of Exercise of LINN Rights

All questions concerning the timeliness, viability, form and eligibility of any exercise of LINN Rights will be determined in good faith by the Debtors in consultation with the Requisite Commitment Parties, and, if necessary, subject to a final and binding determination by the Bankruptcy Court. The Debtor, with the consent of the Requisite Commitment Parties, may waive or reject any defect or irregularity in, or permit such defect or irregularity to be corrected within such time as they may determine in good faith, the purported exercise of any LINN Rights. Subscription Forms will be deemed not to have been received or accepted until all irregularities have been waived or cured within such time as the Debtors determine in good faith in consultation with the Requisite Commitment Parties.

Before exercising any LINN Rights, Eligible Holders should read the Disclosure Statement and the Plan for information relating to the Debtors and the risk factors to be considered.

All calculations, including, to the extent applicable, the calculation of (a)(i) the value of any Eligible Unsecured Holder’s Allowed LINN Unsecured Notes Claims for the purposes of the Unsecured Rights Offering and (ii) any Eligible Unsecured Holder’s Unsecured Rights Offering Shares, shall be made in good faith by the Company with the consent of the Unsecured Requisite Commitment Parties and (b)(i) the value of any Eligible Secured Holder’s Allowed LINN Secured Notes Claims for the purposes of the Secured Rights Offering and (ii) any Eligible Secured Holder’s Secured Rights Offering Shares, shall be made in good faith by the Company with the consent of the Secured Requisite Commitment Parties and in each case in accordance with any Claim amounts included in the Plan, and any disputes regarding such calculations shall be subject to a final and binding determination by the Bankruptcy Court.

10. Modification of Procedures

With the prior written consent of the Requisite Commitment Parties, the Debtors reserve the right to modify these Rights Offering Procedures, or adopt additional procedures consistent with these Rights Offering Procedures to effectuate the Rights Offerings and to issue the Rights Offering Shares, provided, however, that the Debtors shall provide prompt written notice to each Eligible Holder of any material modification to these Rights Offering Procedures made after the Subscription Commencement Date, provided further that any amendments or modifications to the terms of the Rights Offerings are subject to the provisions of Section 10.7 of the LINN Backstop Agreement. In so doing, and subject to the consent of the Requisite Commitment Parties, the Debtors may execute and enter into agreements and take further action that the Debtors determine in good faith is necessary and appropriate to effectuate and implement the Rights Offerings and the issuance of the Rights Offering Shares.

The Debtors shall undertake reasonable procedures to confirm that each participant in the Rights Offerings is in fact an Eligible Holder.

11. Inquiries And Transmittal of Documents; Subscription Agent

The Rights Offering Instructions for Eligible Holders attached hereto should be carefully read and strictly followed by the Eligible Holders.

Questions relating to the Rights Offerings should be directed to the Subscription Agent via email to linnballots@primeclerk.com (please reference “LINN Rights Offering” in the subject line) or at the following phone number: (844) 794-3479.

The risk of non-delivery of all documents and payments to the Subscription Agent, the Escrow Account and any Nominee is on the Eligible Holder electing to exercise its LINN Rights and not the Debtors, the Subscription Agent, or the LINN Backstop Parties.

LINN ENERGY, LLC,

ON BEHALF OF AN ENTITY TO BE FORMED LATER

RIGHTS OFFERING INSTRUCTIONS FOR ELIGIBLE HOLDERS

Terms used and not defined herein shall have the meaning assigned to them in the Plan.

To elect to participate in the Rights Offerings, you must follow the instructions set out below:

1.	Insert the principal amount of the Allowed LINN Unsecured Notes Claims or Allowed LINN Second Lien Notes Claims, as applicable, that you held as of the Record Date in Item 1 of your applicable Beneficial Holder Subscription Form(s) (if you do not know such amount, please contact your Nominee immediately).

2.	Complete the calculation in Item 2a of your applicable Beneficial Holder Subscription Form(s), which calculates the maximum number of Rights Offering Shares available for you to purchase. Such amount must be rounded down to the nearest whole share.

3.	Complete the calculation in Item 2b of your applicable Beneficial Holder Subscription Form(s) to indicate the number of Rights Offering Shares that you elect to purchase and calculate the aggregate Purchase Price for the Rights Offering Shares that you elect to purchase.

4.	Confirm whether you are a LINN Backstop Party pursuant to the representation in Item 3 of your applicable Beneficial Holder Subscription Form(s). (This section is only for LINN Backstop Parties, each of whom is aware of their status as a LINN Backstop Party).
5.	Read, complete and sign the certification in Item 5 of your applicable Beneficial Holder Subscription Form(s). Such execution shall indicate your acceptance and approval of the terms and conditions set forth in these Rights Offering Procedures.

6.	Read, complete and sign an IRS Form W-9 if you are a U.S. person. If you are a non-U.S. person, read, complete and sign an appropriate IRS Form W-8. These forms may be obtained from the IRS at its website: www.irs.gov.

7.	Return your applicable signed Beneficial Holder Subscription Form(s) (with accompanying IRS Form W-9 or appropriate IRS Form W-8, as applicable) to your Nominee in sufficient time to allow your Nominee to process your instructions and prepare and deliver the Master Subscription Form to the Subscription Agent by the Subscription Expiration Deadline.

8.

Arrange for full payment of the aggregate Purchase Price by wire transfer of immediately available funds, calculated in accordance with Item 2b of your applicable Beneficial Holder Subscription Form(s). For Eligible Holders that are not LINN Backstop Parties, please instruct your Nominee to coordinate payment of the Purchase

Price and transmit and deliver such payment to the Subscription Agent by the Subscription Expiration Deadline. An Eligible Holder that is not a LINN Backstop Party should follow the payment instructions as provided in the Master Subscription Form. Any LINN Backstop Party should follow the payment instructions that will be provided in the Funding Notice, except to the extent of any aggregate Purchase Price previously paid by such Eligible Holder to the Subscription Agent or the Escrow Account in accordance with the terms of the LINN Backstop Agreement.

The Subscription Expiration Deadline is 4:00 p.m. Central Time on [•], 2016.

Please note that the Beneficial Holder Subscription Form(s) (with accompanying IRS Form W-9 or appropriate IRS Form W-8, as applicable) must be received by your broker, bank, commercial bank, transfer agent, trust company, dealer, or other agent or nominee (as applicable, the “Nominee”) in sufficient time to allow such Nominee to process and deliver the Master Subscription Form to the Subscription Agent, by the Subscription Expiration Deadline, along with the appropriate funding (with respect to Eligible Holders that are not LINN Backstop Parties) or the subscription represented by your applicable Beneficial Holder Subscription Form(s) will not be counted and you will be deemed forever to have relinquished and waived your right to participate in the Rights Offerings.

Eligible Holders that are LINN Backstop Parties must deliver the appropriate funding directly to the Subscription Agent or to the Escrow Account, as applicable, pursuant to the Funding Notice (except to the extent of any funding previously provided by any such Eligible Holder to the Subscription Agent or the Escrow Account in accordance with the terms of the LINN Backstop Agreement) no later than the Backstop Funding Deadline.

Exhibit B-1

Steering Committee of Ad Hoc Group of Unsecured Noteholders

[REDACTED]

Exhibit B-2

Steering Committee of Ad Hoc Group of Secured Noteholders

[REDACTED]

Exhibit C

Form of Transfer Notice

TRANSFER NOTICE

[●], 2016

BY EMAIL

Linn Energy, LLC

JPMorgan Chase Tower

600 Travis St #5100

Houston, TX 77002

Attn: Candice Wells

E-mail address: cwells@linnenergy.com

with copies to:

O’Melveny & Myers LLP

7 Times Square

New York, NY 10036

Attn: John Rapisardi, Esq.

Joseph Zujkowski, Esq.

E-mail addresses: jrapisardi@omm.com

jzujkowski.com

Milbank, Tweed, Hadley & McCloy LLP

28 Liberty Street

New York, NY 10005

Attn: Brian Kelly, Esq.

Michael W. Price, Esq.

E-mail addresses: bkelly@milbank.com

mprice@milbank.com

Kirkland & Ellis LLP

610 Lexington Avenue

New York, NY 10022

601 Lexington Avenue

New York, New York 10022,

Attn: Paul Basta, P.C.

Stephen E. Hessler, P.C.

Brian Lennon, Esq.

E-mail addresses: paul.basta@kirkland.com

stephen.hessler@kirkland.com

brian.lennon@kirkland.com

Kirkland & Ellis LLP

300 North LaSalle

Chicago, Illinois 60654

Attn: Alexandra Schwarzman, Esq.

E-mail address: alexandra.schwarzman@kirkland.com

Ladies and Gentlemen:

Re:	Transfer Notice Under Backstop Commitment Agreement

Reference is hereby made to that certain Backstop Commitment Agreement, dated as of October 25, 2016 (the “Backstop Commitment Agreement”), by and between the Debtors and the Commitment Parties thereto. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Backstop Commitment Agreement.

The purpose of this notice (“Notice”) is to advise you, pursuant to Section 2.6 of the Backstop Commitment Agreement, of the proposed transfer by [●] (“Transferor”) to [●] (“Transferee”) of a [Secured][Unsecured] Backstop Commitment representing [●]% of the aggregate Backstop Commitment of all Commitment Parties as of the date hereof, which represents $[●] of the Transferor’s [Secured][Unsecured] Backstop Commitment (or [●]% of the aggregate [Secured][Unsecured] Backstop Commitment of all [Secured][Unsecured] Commitment Parties). [Transferor also proposes to transfer $[●] aggregate principal amount of [Linn Second Lien Notes][LINN Unsecured Notes] (as defined in the RSA (as defined below)) to Transferee.] [Transferee is not currently a party to (i) the Backstop Commitment Letter, (ii) that certain Settlement Agreement dated as of April 4, 2016 (the “Settlement Agreement”), or (iii) that certain Restructuring Support Agreement dated October 7, 2016 (the “RSA”).][OR][The Transferee represents to the Debtors and the Transferor that it is a Commitment Party under the Backstop Commitment Agreement.]

[By signing this Notice below, Transferee represents to the Debtors and the Transferor that it will execute and deliver a joinder to the Backstop Commitment Agreement and Settlement Agreement and an RSA Transfer Agreement.] [In addition, by countersigning this Notice, the Debtors agree that they have determined, in their reasonable discretion and after due inquiring and investigation, that the Transferee [is reasonably capable of fulfilling its obligations under the Backstop Commitment Agreement and that the Transferee is not required to deposit any amounts with an agent of the Debtors or into an escrow account in order to satisfy the Backstop Commitment proposed to be transferred to the Transferee][OR][shall deposit with an agent of the Company or into an escrow account, under arrangements satisfactory to the Company, funds sufficient, in the Company’s reasonably discretion, to satisfy such Transferee’s Backstop Commitment].

This Notice shall serve as a transfer notice in accordance with the terms of the Backstop Commitment Agreement, Settlement Agreement and RSA. Please acknowledge receipt of this Notice delivered in accordance with Section 2.6 of the Backstop Commitment Agreement by returning a countersigned copy of this Notice to Milbank, Tweed, Hadley & McCloy LLP and O’Melveny & Myers LLP via the contact information set forth above.

TRANSFEROR:

[●]

By:
Name:
Title:

TRANSFEREE:

[●]

By:
Name:
Title:

Acknowledged and agreed to by and on behalf of the Debtors:

LINN ENERGY LLC, as a Debtor

By:
Name:
Title:

Exhibit D

Form of Joinder Agreement

JOINDER AGREEMENT

This joinder agreement (the “Joinder Agreement”) to Backstop Commitment Agreement dated October 25, 2016 (as amended, supplemented or otherwise modified from time to time, the “BCA”), between the Debtors (as defined in the BCA) and the Commitment Parties (as defined in the BCA) is executed and delivered by                             (the “Joining Party”) as of                     , 2016 (the “Joinder Date”). Each capitalized term used herein but not otherwise defined shall have the meaning set forth in the BCA.

Agreement to be Bound. The Joining Party hereby agrees to be bound by all of the terms of the BCA, a copy of which is attached to this Joinder Agreement as Annex I (as the same has been or may be hereafter amended, restated or otherwise modified from time to time in accordance with the provisions hereof). The Joining Party shall hereafter be deemed to be an “Commitment Party” for all purposes under the BCA.

Representations and Warranties. The Joining Party hereby severally and not jointly makes the representations and warranties of the Commitment Parties set forth in Section 5 of the BCA to the Debtors as of the date of this Joinder Agreement.

Governing Law. This Joinder Agreement shall be governed by and construed in accordance with the laws of the State of New York without application of any choice of law provisions that would require the application of the laws of another jurisdiction.

[Signature pages follow.]

IN WITNESS WHEREOF, the Joining Party has caused this Joinder Agreement to be executed as of the Joinder Date.

JOINING PARTY

[COMMITMENT PARTY], by and on behalf of certain of its and its affiliates’ managed funds and/or accounts

By:
Name:
Title:

[Secured][Unsecured] Backstop Commitment
Holdings:

Holdings of Unsecured Notes:

Holdings of Secured Notes:

AGREED AND ACCEPTED AS OF THE
JOINDER DATE:

LINN ENERGY, LLC, as Debtor

By:
Name:
Title:

Exhibit E

Form of Restructuring Support Agreement Transfer Agreement

Transfer Agreement

The undersigned (“Transferee”) hereby acknowledges that it has read and understands the Restructuring Support Agreement dated as of October 7, 2016 (the “Agreement”),1 by and among the Company and the Consenting Creditors, including the transferor to the Transferee of any Claims (each such transferor, a “Transferor”), and shall be deemed a “Consenting Creditor,” under the terms of the Agreement and agrees to be bound by (a) the terms and conditions of the Agreement to the extent the Transferor was thereby bound and (b) any direction letters provided by the Consenting Creditor to any agent or trustee. The Transferee specifically agrees to be bound by the terms and conditions of the Agreement and makes all representations and warranties contained therein as of the date of the Transfer.

Date Executed:

Name:
Title:

Address:

E-mail address(es):

Telephone:

Facsimile:

Aggregate Amounts Beneficially Owned or Managed on Account of:
Type	$[ ]

[1]	Capitalized terms not used but not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.